Exhibit 15.4

Consolidated financial statements and notes (unaudited)

Ex-2	Consolidated statements of comprehensive income (unaudited)
Ex-4	Consolidated statements of financial position (unaudited)
Ex-6	Consolidated statement of changes in equity (unaudited)
Ex-7	Consolidated statements of cash flows (unaudited)
Ex-8	Summary of significant accounting policies (unaudited)
Ex-9	Notes to the consolidated financial statements (unaudited)

Consolidated statements of comprehensive income (unaudited)
for the twelve months ended October 31, 2018 and six months ended October 31, 2017

		12 months ended October 31, 2018						6 months ended October 31, 2017[1]
		Before exceptional items		Exceptional items (Note 4)		Total		Before exceptional items		Exceptional items (Note 4)		Total
	Note	$	’000	$	’000	$	’000	$	’000	$	’000	$	’000
Revenue	1,2		3,684,318		-		3,684,318		1,070,080		-		1,070,080
Cost of sales			(932,995)		(62,282)		(995,277)		(260,903)		(3,126)		(264,029)
Gross profit			2,751,323		(62,282)		2,689,041		809,177		(3,126)		806,051
Selling and distribution costs			(1,292,272)		(30,662)		(1,322,934)		(338,513)		(8,553)		(347,066)
Research and development expenses			(517,636)		(9,950)		(527,586)		(124,425)		(7,402)		(131,827)
Administrative expenses			(311,310)		(336,782)		(648,092)		(61,364)		(79,399)		(140,763)
Operating profit			630,105		(439,676)		190,429		284,875		(98,480)		186,395

Finance costs	6		(274,879)		-		(274,879)		(69,161)		(6,326)		(75,487)
Finance income	6		5,955		-		5,955		1,146		553		1,699
Net finance costs	6		(268,924)		-		(268,924)		(68,015)		(5,773)		(73,788)

(Loss)/Profit before tax			361,181		(439,676)		(78,495)		216,860		(104,253)		112,607
Taxation	7		(72,144)		772,666		700,522		(52,971)		25,530		(27,441)
Profit from continuing operations			289,037		332,990		622,027		163,889		(78,723)		85,166
Profit from discontinued operation (attributable to equity shareholders of the company)	19		55,501		-		55,501		21,439		-		21,439
Profit for the period			341,538		332,990		677,528		185,328		(78,723)		106,605

Attributable to:
Equity shareholders of the company			346,757		332,990		677,747		185,024		(78,723)		106,301
Non-controlling interests			(219)		-		(219)		304		-		(304)
Profit for the period			344,538		332,990		677,528		185,328		(78,723)		106,605
1 The comparatives for the six months ended October 31, 2017 have been revised to reflect the divestiture of the SUSE business segment (Note 19).
The accompanying notes form part of these Consolidated Financial Statements.

Ex-2

Consolidated statements of comprehensive income (unaudited) continued
for the twelve months ended October 31, 2018 and six months ended October 31, 2017

		12 months ended October 31, 2018						6 months ended October 31, 2017[1]
		Before exceptional items		Exceptional items (Note 4)		Total		Before exceptional items		Exceptional items (Note 4)		Total
	Note	$	’000	$	’000	$	’000	$	’000	$	’000	$	’000
Profit for the period			344,538		332,990		677,528		185,328		(78,723)		106,605
Other comprehensive income/(expense):
Items that will not be reclassified to profit or loss
Continuing operations:
Actuarial loss on pension schemes liabilities	27		(14,843)		-		(14,843)		5,894		-		5,894
Actuarial (loss)/gain on non-plan pension assets	27		(5,112)		-		(5,112)		(146)		-		(146)
Deferred tax movement			4,613		-		4,613		(859)		-		(859)
Discontinued operation:
Actuarial loss on pension schemes liabilities	27		(2,430)		-		(2,430)		965		-		965
Actuarial (loss)/gain on non-plan pension assets	27		(325)		-		(325)		(204)		-		(204)
Deferred tax movement			323		-		323		204		-		204
Items that may be subsequently reclassified to profit or loss
Cash flow hedge movements	33		84,618		-		84,618		1,763		-		1,763
Deferred tax movement on hedges			(15,739)		-		(15,739)		(674)		-		(674)
Currency translation differences – continuing operations			(32,597)		-		(32,597)		3,141		-		3,141
Currency translation differences - discontinued operation			438		-		438		275		-		275
Other comprehensive income for the period			18,946		-		18,946		10,359		0		10,359
Total comprehensive income for the period			363,484		332,990		696,474		195,687		(78,723)		116,964
Attributable to:
Equity shareholders of the company			363,703		332,990		696,693		195,383		(78,723)		94,397
Non-controlling interests			(219)		-		(219)		304		0		304
Total comprehensive income for the period			363,484		332,990		696,474		195,687		(78,723)		116,964

Total comprehensive income attributable to the equity shareholders of the company arises from:
Continuing operations			310,381		332,990		643,371		173,131		(78,723)		94,408
Discontinued operations			53,103		-		53,103		22,556		-		22,556
			363,484		332,990		696,474		195,687		(78,723)		116,964
Earnings per share (cents)
Earnings per share (cents)
From continuing and discontinued operations							cents						cents
- basic	9						156.11						35.83
- diluted	9						151.66						34.64
From continuing operations
- basic	9						143.33						28.60
- diluted	9						139.24						27.65
Earnings per share (pence)
From continuing and discontinued operations							pence						pence
- basic	9						116.50						27.50
- diluted	9						113.18						26.58
From continuing operations
- basic	9						106.96						21.95
- diluted	9						103.91						21.22
1 The comparatives for the six months ended October 31, 2017 have been revised to reflect the divestiture of the SUSE business segment (Note 19).
The accompanying notes form part of these Consolidated Financial Statements.

Ex-3

Consolidated statements of financial position (unaudited)
as at October 31, 2018 and October 31, 2017

	Note	October 31, 2018 $’000	October 31, 2017 $’000
Non-current assets
Goodwill	10	6,805,043	7,934,076
Other intangible assets	11	6,629,325	7,199,606
Property, plant and equipment	12	144,250	200,326
Investments in associates	14	-	11,019
Derivative asset	29	86,381	1,307
Long-term pension assets	27	16,678	23,650
Other non-current assets	15	38,790	45,348
		13,720,467	15,415,332
Current assets
Inventories	16	204	465
Trade and other receivables	17	1,272,033	1,251,582
Current tax receivables	23	24,504	-
Cash and cash equivalents	18	620,896	730,372
		1,917,637	1,982,419
Assets classified as held for sale	19	1,142,451	-
Total current assets		3,060,088	1,982,419
Total assets		16,780,555	17,397,751

Current liabilities
Trade and other payables	20	676,917	934,749
Borrowings	21	3,702	17,727
Finance leases	22	13,560	14,481
Provisions	26	57,411	55,678
Current tax liabilities	23	124,071	102,709
Deferred income	24	1,134,730	1,312,635
		2,010,391	2,437,979
Current liabilities classified as held for sale	19	437,699	-
		2,448,090	2,437,979
Non-current liabilities
Deferred income	25	178,064	335,463
Borrowings	21	4,842,178	4,831,489
Finance leases	22	14,923	18,413
Retirement benefit obligations	27	110,351	97,647
Long-term provisions	26	35,421	26,666
Other non-current liabilities	28	58,011	67,586
Current tax liabilities	23	131,048	-
Deferred tax liabilities	30	1,170,489	1,956,647
		6,540,485	7,333,911
Total liabilities		8,988,575	9,771,890
Net assets		7,791,980	7,625,861

Ex-4

Consolidated statements of financial position (unaudited)
as at October 31, 2018 and October 31, 2017

	Note	October 31, 2018 $’000	October 31, 2017 $’000

Capital and reserves
Share capital	31	65,798	65,590
Share premium account	32	40,961	36,422
Merger reserve	33	3,724,384	5,780,184
Capital redemption reserve	33	666,289	666,289
Hedging reserve	33	69,968	1,089
Retained earnings		3,275,243	1,095,246
Foreign currency translation deficit		(51,702)	(20,217)
Total equity attributable to owners of the parent		7,790,941	7,624,603
Non-controlling interests	34	1,039	1,258
Total equity		7,791,980	7,625,861
The accompanying notes form part of these Consolidated Financial Statements.

Ex-5

Consolidated statement of changes in equity (unaudited)
for the twelve months ended October 31, 2018 and six months ended October 31, 2017

		Share capital		Share premium account		Retained (deficit)/ earnings		Foreign currency translation reserve (deficit)		Capital redemption reserves		Hedging reserve		Merger reserve		Total equity attributable to owners of the parent		Non- controlling interests		Total equity
	Note	$	’000	$	’000	$	’000	$	’000	$	’000	$	’000	$	’000	$	’000	$	’000	$	’000
Balance as at May 1, 2017			39,700		192,145		902,183		(22,959)		163,363		-		338,104		1,612,536		954		1,613,490
Profit for the financial period			-		-		106,301		-		-		-		-		106,301		-		106,301
Other comprehensive income/(expense) for the period			-		-		6,528		2,742		-		1,089		-		10,359		304		10,663
Total comprehensive income for the period			-		-		112,829		2,742		-		1,089		-		116,660		304		116,964
Transactions with owners:
Dividends			-		-		(133,889)		-		-		-		-		(133,889)		-		(133,889)
Share options:
Movement in relation to share options			43		960		15,015		-		-		-		-		16,018		-		16,018
Corporation tax on share options			-		-		931		-		-		-		-		931		-		931
Deferred tax on share options			-		-		(1,823)		-		-		-		-		(1,823)		-		(1,823)
Shares issued to acquire the HPE Software business			28,773		-		-		-		-		-		6,485,397		6,514,170		-		6,514,170
Share reorganization and buy-back:
Return of Value – share consolidation			(2,926)		-		-		-		2,926		-		-		-		-		-
Issue and redemption of B shares			-		(156,683)		(500,000)		-		500,000		-		(343,317)		(500,000)		-		(500,000)
Reallocation of merger reserve	33		-		-		700,000		-		-		-		(700,000)		-		-		-
Balance as at October 31, 2017			65,590		36,422		1,095,246		(20,217)		666,289		1,089		5,780,184		7,624,603		1,258		7,625,861

Profit for the financial period			-		-		677,747		-		-		-		-		677,747		85		677,832
Other comprehensive (expense)/income for the period			-		-		(18,448)		(31,485)		-		68,879		-		18,946		(304)		18,642
Total comprehensive income/(expense) for the period			-		-		659,299		(31,485)		-		68,879		-		696,693		(219)		696,474
Transactions with owners:
Dividends	8		-		-		(408,272)		-		-		-		-		(408,272)		-		(408,272)
Share options:
Issue of share capital – share options	31,32		251		5,499		(61)		-		-		-		-		5,689		-		5,689
Movement in relation to share option			(43)		(960)		63,628		-		-		-		-		62,625		-		62,625
Corporation tax on share options			-		-		3,214		-		-		-		-		3,214		-		3,214
Deferred tax on share options			-		-		(21,901)		-		-		-		-		(21,901)		-		(21,901)
Share reorganization and buy-back:
Share buy-back	31		-		-		(171,710)		-		-		-		-		(171,710)		-		(171,710)
Reallocation of merger reserve	33		-		-		2,055,800		-		-		-		(2,055,800)		-		-		-
Balance as at October 31, 2018			65,798		40,961		3,275,243		(51,702)		666,289		69,968		3,724,384		7,790,941		1,039		7,791,980
The accompanying notes are an integral part of these Consolidated Financial Statements.

Ex-6

Consolidated statement of cash flows (unaudited)
for the twelve months ended October 31, 2018 and six months ended October 31, 2017

	Note	12 months ended October 31, 2018 $’000	6 months ended October 31, 2017 $’000
Cash flows from operating activities
Cash generated from continuing operations	40	1,157,158	267,153
Interest paid		(219,450)	(82,341)
Bank loan costs		(10,840)	(90,319)
Tax paid		(79,018)	(20,472)
Net cash generated from operating activities		847,850	74,021
Cash flows from investing activities
Payments for intangible assets	11	(56,465)	(35,650)
Purchase of property, plant and equipment	12	(30,246)	(9,845)
Finance leases	22	(735)	-
Interest received		7,525	1,699
Payment for acquisition of business	39	(19,260)	-
Net cash acquired with acquisitions	39	939	320,729
Net cash used in investing activities		(98,242)	276,933
Cash flows from financing activities
Proceeds from issue of ordinary share capital	31	4,589	1,161
Purchase of treasury shares	31	(171,710)	-
Return of Value paid to shareholders	33	-	(500,000)
Repayment of working capital in respect of the HPE Software business acquisition		(225,800)	-
Repayment of bank borrowings	21	(37,936)	(215,000)
Proceeds from bank borrowings	21	-	1,043,815
Dividends paid to owners	8	(408,272)	(133,889)
Net cash (used in)/generated from financing activities		(839,129)	196,087
Effects of exchange rate changes		(17,049)	32,348
Net (decrease)/increase in cash and cash equivalents		(106,570)	579,389
Cash and cash equivalents at beginning of period		730,372	150,983
		623,802	730,372
Reclassification to current assets classified as held for sale		(2,906)	-
Cash and cash equivalents at end of period	18	620,896	730,372

The accompanying notes form part of these Consolidated Financial Statements.

The principal non-cash transactions in the twelve months ended October 31, 2018 were the issuance of shares as purchase consideration for the HPE Software business acquisition (Note 39) and property, plant and equipment finance lease additions of $12.1 million (Note 22)

Ex-7

Consolidated financial statements and notes (unaudited)
Summary of significant accounting policies
for the twelve months ended October 31, 2018 and six months ended October 31, 2017

General information
Micro Focus International plc (the “Company”) is a public limited Company incorporated and domiciled in the UK. The address of its registered office is, The Lawn, 22-30 Old Bath Road, Newbury, RG14 1QN, UK.

The Company changed its financial period-end from April 30, to October 31, and reports eighteen-month financial statements running from May 1, 2017 to October 31, 2018. This Exhibit presents the eighteen-month period split between the six months to October 31, 2017 and the twelve months to October 31, 2018.

Significant Accounting policies

Basis of preparation
The consolidated financial statements of the Company have been prepared in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board (“IASB”) and in conformity with IFRS as adopted by the European Union (collectively “IFRS”). The statement of financial position as at October 31, 2018 has been derived from the audited consolidated financial statements in Item 18 of Form 20-F.

The significant accounting policies applied are consistent with those on pages F-14 to F-27 of the group consolidated financial statements in Item 18 of Form 20-F.

Assets held for sale and discontinued operations
The results of discontinued operations are shown as a single amount on the face of the income statement comprising the post-tax profit or loss of discontinued operations and the post-tax gain or loss recognized either on measurement to fair value less costs to sell or on the disposal of the discontinued operation. The Consolidated statement of comprehensive income for the comparative period has been revised to present discontinued operations separately. The related notes for the comparative period have also been revised where applicable. The Consolidated statement of cash flows has been presented including the discontinued operation.

Consolidated Statement of Financial Position – Prior period revision
In the prior period, deferred tax assets ($210.0 million) and deferred tax liabilities ($2,166.6 million) were incorrectly presented on a gross basis in the consolidated statement of financial position as of October 31, 2017 because jurisdictional offsetting, a requirement under IFRS, was not applied to these balances. Management has therefore elected to correct the misstatement and record immaterial adjustments to revise the consolidated statement of financial position as of October 31, 2017 and related notes to apply jurisdictional offsetting in respect of deferred tax assets and liabilities and present these on a net basis where they are expected to be realized as such.

The impact of the revision is to reduce both deferred tax assets, deferred tax liabilities, non-current assets and non-current liabilities by $587.8 million as compared with the previously reported amounts. The revision has no impact on profit or cash flows for the 6-month period ended October 31, 2017.

Exchange rates

The functional currency of the Group is the United States dollar ($).

The most important foreign currencies for the Group are Pounds Sterling, the Canadian dollar and Israeli Shekel. The exchange rates used are as follows:

	12 months ended October 31, 2018		6 months ended October 31, 2017
	Average	Closing	Average	Closing
£1 = $	1.34	1.27	1.30	1.33
€1 = $	1.18	1.14	1.14	1.16
C$ = $	0.78	0.76	0.78	0.78
ILS = $	0.26	0.28	0.27	0.27

Critical accounting estimates, assumptions and judgments

The critical accounting estimates, assumptions and judgements applied are consistent with those on pages F-27 to F-29 of the group consolidated financial statements in Item 18 of Form 20-F.

Financial risk factors

The financial risk factors applied are consistent with those on pages F-28 to F-29 of the group consolidated financial statements in Item 18 of Form 20-F.

Ex-8

Notes to the consolidated financial statements (unaudited) continued
for the twelve months ended October 31, 2018 and six months ended October 31, 2017

1 Segmental reporting

In accordance with IFRS 8, “Operating Segments”, the Group has derived the information for its operating segments using the information used by the Chief Operating Decision Maker for the purposes of resource allocation and assessment of segment performance. The Chief Operating Decision Maker (“CODM”) is defined as the Executive Committee, which has changed its composition during the period.

For the six months to October 31, 2017, the Executive Committee consisted of the Executive Chairman, Chief Executive Officers of Micro Focus and SUSE, Chief Financial Officer and the Chief Operating Officer.

For the six months to April 30, 2018, the Executive Committee consisted of the Executive Chairman, the Chief Executive Officer, the Chief Executive Officer of SUSE and the Chief Financial Officer.

On July 2, 2018, the Group then announced the proposed sale of SUSE (Note 19), one of the Group’s two operating segments, approved by the shareholders on August 21, 2018. As a result, for management reporting purposes, following the agreement to dispose of the SUSE business, which is presented as a discontinued operation, the Group is organized into a single reporting segment comprising the Micro Focus Product Portfolio.
Consistent with this the Chief Executive Officer of SUSE, Nils Brauckmann, stepped down from the Board on July 11, 2018 to concentrate on the sale. As such, the CODM from July 11, 2018 consisted of the Executive Chairman, the Chief Executive Officer and the Chief Financial Officer.

For the both periods the Group’s segment under IFRS 8 has been:

Micro Focus Product Portfolio – The Micro Focus Product Portfolio segment contains mature infrastructure software products that are managed on a portfolio basis akin to a “fund of funds” investment portfolio. This portfolio is managed with a single product group that makes and maintains the software, whilst the software is sold and supported through a geographic Go-to-Market organization. The products within the existing Micro Focus Product Portfolio are grouped together into four sub-portfolios based on industrial logic and management of the Micro Focus sub-portfolios: Application Modernization & Connectivity, Application Delivery Management, IT Operations Management and Security, Information Management & Governance.

The segmental reporting is consistent with that used in internal management reporting and the profit measure used by the Executive Committee is Adjusted EBITDA.

The internal management reporting that the Executive Committee receives includes a pool of centrally managed costs, which are allocated between Micro Focus and the SUSE business based on identifiable segment specific costs with the remainder allocated based on other criteria including revenue and headcount.

		12 months ended October 31, 2018		6 months ended October 31, 2017[1]
	Note	$	’000	$	’000
Revenue before deferred revenue haircut			3,719,103		1,096,357
Deferred revenue haircut			(34,785)		(26,277)
Segment revenue			3,684,318		1,070,080
Directly managed costs			(2,381,859)		(615,686)
Allocation of centrally managed costs			36,779		15,951
Total segment costs			(2,345,080)		(599,735)
Adjusted Operating Profit			1,339,238		470,345
Exceptional items	4		(439,676)		(98,480)
Share based compensation charge	35		(47,503)		(16,781)
Amortization of purchased intangibles	11		(646,841)		(183,478)
Operating profit			205,218		171,606
Net finance costs	6		(268,924)		(73,788)
(Loss)/profit before tax			(63,706)		97,818

Reconciliation to Adjusted EBITDA:
(Loss)/profit before tax			(63,706)		97,818
Finance costs	6		274,879		75,487
Finance income	6		(5,955)		(1,699)
Depreciation of property, plant and equipment	12		73,621		14,990
Amortization of intangible assets	11		720,008		183,000
Exceptional items (reported in Operating profit)	4		439,676		98,480
Share-based compensation charge	35		47,503		16,781
Product development intangible costs capitalized	11		(27,472)		(16,878)
Foreign exchange credit			(30,112)		(7,180)
Adjusted EBITDA			1,428,448		460,799
1 The six months ended October 31, 2017 have been revised to reflect the divestiture of the SUSE business segment (Note 19).

No measure of total assets and total liabilities for each reportable segment has been reported as such amounts are not regularly provided to the Chief Operating Decision Maker.

Ex-9

Notes to the consolidated financial statements (unaudited) continued
for the twelve months ended October 31, 2018 and six months ended October 31, 2017

2 Supplementary information

Revenue analysis by geography
The Group is domiciled in the UK. The Group’s revenue from external customers by geographical location are detailed below:

	12 months ended October 31, 2018		6 months ended October 31, 2017
	$	’000	$	’000
UK		232,151		67,428
USA		1,766,713		513,127
Germany		239,867		69,667
France		151,471		43,993
Japan		113,000		32,820
Other		1,181,116		343,045
Total		3,684,318		1,070,080

Asset analysis by geography
The total of non-current assets other than financial instruments and deferred tax assets as at October 31, 2018 located in the USA is $5,145.8 million (2017: $6,466.2 million), the total in the non-USA is $8,488.3 million (2017: $8,936.8 million). They exclude trade and other receivables, derivative financial instruments and deferred tax.

Analysis of revenue by product
Set out below is an analysis of revenue recognized between the principal product portfolios for the twelve months ended October 31, 2018 and six months ended October 31, 2017.

12 months ended October 31, 2018:

	License $’000	Maintenance $’000	Subscription $’000	Consulting $’000	SaaS $’000	Total $’000

Micro Focus Product Portfolio (continuing operations):
Application Modernization & Connectivity	197,606	369,000	-	12,631	-	579,237
Application Delivery Management	126,527	540,887	-	31,501	97,383	796,298
IT Operations Management	239,899	673,455	-	153,647	13,473	1,080,474
Security	225,553	467,170	-	63,101	35,633	791,457
Information Management & Governance	88,838	184,836	-	26,256	171,707	471,637
Subtotal	878,423	2,235,348	-	287,136	318,196	3,719,103
Deferred revenue haircut	-	(27,958)	-	(1,364)	(5,463)	(34,785)
Total Revenue	878,423	2,207,390	-	285,772	312,733	3,684,318
6 months ended October 31, 20171:

	License $’000	Maintenance $’000	Subscription $’000	Consulting $’000	SaaS $’000	Total $’000

Micro Focus Product Portfolio (continuing operations):
Application Modernization & Connectivity	58,650	128,632	-	5,310	-	192,592
Application Delivery Management	58,933	110,524	-	10,138	16,762	196,357
IT Operations Management	123,251	189,736	-	39,125	1,582	353,694
Security	66,050	114,458	-	18,328	5,981	204,817
Information Management & Governance	28,389	82,897	-	6,265	31,346	148,897
Subtotal	335,273	626,247	-	79,166	55,671	1,096,357
Deferred revenue haircut	(7,592)	(14,699)	-	(682)	(3,304)	(26,277)
Total Revenue	327,681	611,548	-	78,484	52,367	1,070,080

1 The six months ended October 31, 2017 have been revised to reflect the divestiture of the SUSE business segment (Note 19).

Ex-10

Notes to the consolidated financial statements (unaudited) continued
for the twelve months ended October 31, 2018 and six months ended October 31, 2017

3 Profit before tax

Profit before tax is stated after charging/(crediting) the following operating costs/(gains) classified by the nature of the costs/(gains):

		12 months ended October 31, 2018		6 months ended October 31, 2017[1]
	Note	$	’000	$	’000
Staff costs	35		1,526,375		568,650
Depreciation of property, plant and equipment
– owned assets	12		58,684		12,500
- leased assets	12		14,937		2,490
Loss on disposal of property, plant and equipment	12		4,153		428
Amortization of intangibles	11		720,008		183,000
Inventories
– cost of inventories recognized as a credit (included in cost of sales)	16		216		108
Operating lease rentals payable
– plant and machinery			6,819		2,021
– property			65,824		19,504
Provision for receivables impairment	17		9,640		49,656
Foreign exchange gains			(32,592)		(4,700)
1 The six months ended October 31, 2017 have been revised to reflect the divestiture of the SUSE business segment (Note 19).

4 Exceptional items

	12 months ended October 31, 2018		6 months ended October 31, 2017
Reported within Operating profit:	$	’000	$	’000
Integration costs		258,966		20,029
Pre-acquisition costs		-		43,025
Acquisition costs		1,296		25,820
Property related costs		38,210		(196)
Severance and legal costs		119,941		9,802
Divestiture		21,263		-
		439,676		98,480
Reported within finance costs:
Finance costs incurred in escrow period (Note 6)		-		6,326
Reported within finance income:
Finance income earned in escrow period (Note 6)		-		(553)
		-		5,773

Exceptional costs before tax		439,676		104,253

Tax:
Tax effect of exceptional items		(80,381)		(25,530)
Tax exceptional item		(692,285)		-
		(772,666)		(25,530)

Exceptional (income)/costs after tax		(332,990)		78,723

Integration costs
Integration costs of $259.0 million for the twelve months ended October 31, 2018 (six months to October 31, 2017: $20.0 million) arose mainly from the work being done in integrating Serena, GWAVA and the HPE Software business organization into the Micro Focus Product Portfolio. Other activities include system integration costs.

Pre-acquisition costs
The pre-acquisition costs of $43.0 million for the six months ended October 31, 2017 relate to the evaluation of the acquisition of the HPE Software business, which was announced in October 2016 and was completed on 1 October 2017. The costs relate to due diligence work, legal work on the acquisition agreements, professional advisors on the transaction and pre-integration costs relating to activities in readiness for the HPE Software business acquisition across all functions of the existing Micro Focus business.

Acquisition costs
The acquisition costs of $25.8 million for the six months ended October 31, 2017 include external costs in completing the acquisition of the HPE Software business in October 2017, (including $7.7 million in respect of US excise tax payable on the award of Long-Term Incentives and Additional Share Grants to four senior employees) and costs relating to the acquisition of COBOL-IT SAS. The external costs mostly relate to due diligence work, legal work on the acquisition agreements and professional advisors on the transaction. The $1.3 million acquisition costs in the 12-months ended October 31, 2018 are the final amounts relating to the HPE Software business acquisition.

Ex-11

Notes to the consolidated financial statements (unaudited) continued
for the twelve months ended October 31, 2018 and six months ended October 31, 2017

4 Exceptional items continued

Property related costs
Property related costs of $38.2 million for the twelve months ended October 31, 2018 (six months to October 31, 2017: $0.2 million credit) relate mainly to the assessment and reassessment of leases on empty or sublet properties held by the Group, in particular in North America, and the cost of site consolidations.

Severance and legal costs
Severance and legal costs of $119.9 million for the twelve months ended October 31, 2018 (six months to October 31, 2017: $9.8 million) relate mostly to termination costs for employees after acquisition relating to the integration of the HPE Software business organization into the Micro Focus Product Portfolio.

Divestiture
Divestiture costs of $21.3 million for the twelve months ended October 31, 2018 (six months to October 31, 2017: $nil) relate mostly to fees paid to professional advisors relating to the SUSE divestiture, due to be completed in the first quarter of 2019 (Note 19).

Finance income and finance costs
Finance costs of $6.3 million and finance income of $0.6 million for the six months ended October 31, 2017 relate to interest (charged and gained) on additional term loan facilities drawn down in relation to the acquisition of the HPE Software business, between the date the facilities were drawn into escrow and the acquisition date.

Tax
The tax effect of exceptional items and a tax exceptional item is a credit to the income statement of $772.7 million for the twelve months ended October 31, 2018 (six months to October 31, 2017: $25.5 million). The exceptional tax credit of $692.3 million (2017: $nil) in the twelve months ended October 31, 2018 relates to the impact of US tax reforms, comprised of a credit of $930.6 million in respect of the re-measurement of deferred tax liabilities and a transition tax charge of $238.3 million payable over eight years.

5 Services provided by the Group’s auditor and network of firms
During the twelve months ended October 31, 2018 and six months ended 30 October 2017, the Group obtained the following services from the Group’s auditor as detailed below:

	12 months ended October 31, 2018		6 months ended 30 October 2017
	$	’000	$	’000

Audit of Company		8,149		4,074
Audit of subsidiaries		1,258		629
Total audit		9,407		4,703

Other assurance services		443		221
Audit related assurance services		609		305

Tax compliance services		143		71
Tax advisory services		131		65
Services relating to taxation		274		136

Other non-audit services		23		12

Total		10,756		5,377

This disclosure is in line with the ICAEW Technical Release “Tech 14/13FRF” guidance on the disclosure of auditor remuneration for the audit of accounts and other (non-audit) services, in accordance with the requirements of the Companies (Disclosure of Auditor Remuneration and Liability Limitation Agreements) Regulations 2008 (Statutory Instrument 2008/489) as amended.

The twelve months ended October 31, 2018 and six months ended 30 October 2017 fees represent fees paid to KPMG LLP, as the current auditor.

Audit related assurance services for both periods relate primarily to the additional audit procedures required to be performed on the Micro Focus International plc financial statements that are included in US filings and two interim reviews, that were required for both six-month periods ending October 31, 2017 and April 30, 2018.

Other assurance services in the twelve months ended October 31, 2018 relate primarily to the auditor’s assurance work in relation to the SUSE divestiture and license verification compliance work.

Ex-12

Notes to the consolidated financial statements (unaudited) continued
for the twelve months ended October 31, 2018 and six months ended October 31, 2017

The remaining non-audit services in the period included a limited amount of tax compliance and tax advice.

Ex-13

Notes to the consolidated financial statements (unaudited) continued
for the twelve months ended October 31, 2018 and six months ended October 31, 2017

6 Finance income and finance costs

	Note	12 months ended October 31, 2018		6 months ended October 31, 2017
		$	’000	$	’000
Finance costs
Interest on bank borrowings			216,990		59,540
Commitment fees			3,294		-
Amortization of facility costs and original issue discounts			46,929		13,448
			267,213		72,988

Finance costs on bank borrowings
Net interest expense on retirement obligations	27		2,244		579
Finance lease expense			1,529		1,161
Interest rate swaps: cash flow hedges, transfer from equity			2,943		456
Other			950		303
Total			274,879		75,487

		12 months ended October 31, 2018		6 months ended October 31, 2017
		$	’000	$	’000
Finance income
Bank interest			2,563		1,030
Interest on non-plan pension assets	27		402		231
Other			2,990		438
Total			5,955		1,699

Net finance cost			268,924		73,788

Included within exceptional items	3
Finance costs incurred in escrow period			-		6,326
Finance income earned in escrow period			-		(553)
			-		5,773

7 Taxation

	12 months ended October 31, 2018		6 months ended October 31, 2017[1]
	$	’000	$	’000

Current tax
Current period		272,622		(26,747)
Adjustments to tax in respect of previous periods		(23,674)		8,949
		248,948		(17,798)
Deferred tax
Origination and reversal of timing differences		(27,866)		54,287
Adjustments to tax in respect of previous periods		9,966		(8,753)
Impact of change in tax rates		(931,570)		(295)
		(949,470)		45,239

Total		(700,522)		27,441
1 The six months ended October 31, 2017 have been revised to reflect the divestiture of the SUSE business segment (Note 19).

For the twelve months ended October 31, 2018, a deferred tax debit of $21.9 million (six months ended October 31, 2017: $1.8 million) and current tax credit of $3.2 million (twelve months ended October 31, 2017: $0.9 million credit) has been recognized in equity in relation to share options.

A current tax debit of $15.7 million (six months ended October 31, 2017: $0.7 million) has been recognized in the hedging reserve (Note 33).

In addition, a deferred tax debit of $4.9 million (six months ended October 31, 2017: $0.6 million credit) has been recognized in other comprehensive income in relation to defined benefit pension schemes.

Ex-14

Notes to the consolidated financial statements (unaudited) continued
for the twelve months ended October 31, 2018 and six months ended October 31, 2017

7 Taxation continued

The tax charge for the twelve months ended October 31, 2018 is lower than the standard rate of corporation tax in the UK of 19.00% (2017: 19.00%). The differences are explained below:

	12 months ended October 31, 2018		6 months ended October 31, 2017[1]
	$	’000	$	’000
Loss/(profit) before taxation		(78,495)		112,607

Tax at UK corporation tax rate 19.0% (2017: 19.0%)		(14,914)		21,395
Effects of:
Tax rates other than the UK standard rate		8,211		9,567
Intra-group financing		(16,054)		(4,600)
Innovation tax credit benefits		(15,874)		(5,500)
US foreign inclusion income		37,953		1,100
US transition tax		231,189		7,081
Share options		9,354		882
Movement in deferred tax not recognized		6,331		975
Effect of change in tax rates		(931,570)		(295)
Expenses not deductible and other permanent differences		(1,440)		(3,360)
		(686,814)		27,245

Adjustments to tax in respect of previous periods:
Current tax		(23,674)		8,949
Deferred tax		9,966		(8,753)
		(13,708)		196

Total taxation		(700,522)		27,441
1 The six months ended October 31, 2017 have been revised to reflect the divestiture of the SUSE business segment (Note 19).

Tax rates other than the UK standard rate includes provisions for uncertain tax positions relating to the risk of challenge from tax authorities to the geographic allocation of profits across the Group. The change between the periods reflects the increased size of the group following the HPE Software business acquisition and the impact of the OECD’s continuing Base Erosion and Profit Shifting project.

The Group continues to benefit from the UK’s Patent Box regime, US R&D tax credits and other innovation-based tax credits offered by certain jurisdictions, the benefit for the twelve months ended October 31, 2018 being $15.9 million (six months ended October 31, 2017: $5.5 million). The Group realized benefits in relation to intra-group financing of $16.1 million for the twelve months ended October 31, 2018 (six months ended October 31, 2017: $4.6. million). The benefits mostly relate to arrangements put in place to facilitate the acquisitions of the HPE Software business, TAG and Serena.

US foreign inclusion income includes non-US amounts deemed repatriated to, and therefore taxable, in the US in the current period.

US tax reforms result in a net one-off credit to the income statement in the period of $692.3 million being a credit of $930.6 million in respect of the re-measurement of deferred tax liabilities due to the reduction of the US federal tax rate from 35% to 21% and a transition tax charge of $238.3 million payable over eight years.

The Group recognized a net overall charge in respect of share options due to deferred tax credits arising on options held at the balance sheet date being lower than the current tax charge as a result of the terms of the options.

The movement in deferred tax assets and liabilities during the period is analyzed in Note 30.

The Group realized a net credit in relation to the true-up of prior period current and deferred tax estimates of $13.7 million for the twelve months ended October 31, 2018 (six months ended October 31, 2017: $0.2 million net debit). Within the current tax true up is a credit of $7.4 million (six months ended October 31, 2017: $3.8 million) in respect of items within the income tax reserve, which are no longer considered probable to arise.

The Group’s tax charge is subject to various factors, many of which are outside the control of the Group, including changes in local tax legislation, and specifically US tax reform, the OECD's Base Erosion and Profit Shifting project and the consequences of Brexit. The European Commission has issued preliminary findings and opened a state id investigation into the UK’s ‘Financing Company Partial Exemption’ legislation. Similar to other UK based international companies Micro Focus may be affected by the final outcome of this investigation and is monitoring developments. If the preliminary findings of the European Commission’s investigation into the UK legislation are upheld, Micro Focus has calculated that the maximum potential tax liability would be $57.8m. Based on its current assessment Micro Focus believes that no provision is required in respect of this issue.

Ex-15

Notes to the consolidated financial statements (unaudited) continued
for the twelve months ended October 31, 2018 and six months ended October 31, 2017

8 Dividends

	12 months ended October 31, 2018		6 months ended October 31, 2017
Equity - ordinary	$	’000	$	’000
Final paid 58.33 cents per ordinary share		133,889		-
Interim paid 58.33 cents (2017: 34.60 cents) per ordinary share		252,029		156,243
		385,918		156,243

The directors announced a final dividend of 58.33 cents per share payable on April 5, 2019 to shareholders who are registered at March 1, 2019. This final dividend, amounting to $249.0 million has not been recognized as a liability as at October 31, 2018.

9 Earnings per share

The calculation of the basic earnings per share has been based on the earnings attributable to owners of the parent and the weighted average number of shares for each period.

Reconciliation of the earnings and weighted average number of shares:

	12 months ended October 31, 2018	6 months ended October 31, 2017[1]
Earnings ($’000)
Profit for the period from continuing operations	621,942	85,166
Profit for the period from discontinued operations	55,501	21,439
	677,443	106,605

Number of shares (‘000)
Weighted average number of shares	434,088	296,698
Dilutive effects of shares	12,739	10,207
	446,827	306,905

Earnings per share
Basic earnings per share (cents)
Continuing operations	143.33	28.60
Discontinued operation	12.79	7.23
	156.11	35.83

Diluted earnings per share (cents)
Continuing operations	139.24	27.65
Discontinued operation	12.42	6.99
	151.66	34.64

Basic earnings per share (pence)
Continuing operations	106.96	21.95
Discontinued operation	9.54	5.55
	116.50	27.50

Diluted earnings per share (pence)
Continuing operations	103.91	21.22
Discontinued operations	9.27	5.36
	113.18	26.58

Earnings attributable to ordinary shareholders
From continuing operations	621,808	85,470
Excluding non-controlling interests	219	(304)
Profit for the period from continuing operations	622,027	85,166
From discontinued operation	55,501	21,439
	677,528	106,605

Average exchange rate	$1.34/£1	$1.30/£1
1 The six months ended October 31, 2017 have been revised to reflect the divestiture of the SUSE business segment (Note 19).

The weighted average number of shares excludes treasury shares. (Note 31).

Ex-16

Notes to the consolidated financial statements (unaudited) continued
for the twelve months ended October 31, 2018 and six months ended October 31, 2017

10 Goodwill

		October 31, 2018		October 31, 2017
	Note	$	’000	$	’000
Cost and net book amount
At November 1/ May 1			7,934,076		2,828,604
Acquisitions[1]	39		(241,510)		5,105,472
Reclassification to assets held for sale	19		(887,523)		-
At October 31			6,805,043		7,934,076
A segment-level summary of the goodwill allocation is presented below:
Micro Focus			6,805,043		7,074,510
SUSE			-		859,566
			6,805,043		7,934,076
1Amounts relating to the HPE Software acquisition recorded in the 12-months ended October 31, 2018 include fair value adjustments recorded in the 12-month measurement period following the acquisition as prescribed by IFRS 3 Business Combinations.

Goodwill acquired through business combinations has been allocated to a cash generating unit (“CGU”) for the purpose of impairment testing.  It has been determined that the Group has two CGUs being the two product portfolio groups, Micro Focus and SUSE.

The goodwill arising on the acquisition of the HPE Software business of $4,858.4 million (Note 39) and COBOL-IT, SAS (“COBOL-IT”) $5.6 million (Note 39) have been allocated to the Micro Focus CGU as this is consistent with the segment reporting that used in internal management reporting.

Of the additions to goodwill, there is no amount expected to be deductible for tax purposes.

Impairment Test

Refer to pages F-38 and F-39 of the group consolidated financial statements in Item 18 of Form 20-F for details of impairment testing for the period. No impairment charge resulted from the goodwill tests for impairment in 2018 (2017: no impairment).

11 Other intangible assets

					Purchased intangibles
	Purchased software		Product Development costs		Technology		Trade names		Customer relationships		Lease Contracts		Total
	$	’000	$	’000	$	’000	$	’000	$	’000	$	’000	$	’000
Cost
At May 1, 2017		24,635		213,822		398,917		239,621		972,378		-		1,849,373

Continuing operations:
Acquisitions - HPE Software business (Note 39)		72,825		-		1,775,000		188,000		4,222,000		15,000		6,272,825
Additions		18,266		16,878		-		-		-		-		35,144
Additions – external consultants		-		506		-		-		-		-		506
Exchange adjustments		433		-		-		-		-		-		433
At October 31, 2017		116,159		231,206		2,173,917		427,621		5,194,378		15,000		8,158,281

Acquisitions - HPE Software business[1]		-		-		34,000		(25,000)		258,000		-		267,000
Acquisitions – COBOL-IT		-		-		1,537		154		12,317		-		14,008
(Note 39)
Acquisitions – Covertix		2,490		-		-		-		-		-		2,490
(Note 39)						-		-		-		-
Additions		28,546		27,472		-		-		-		-		56,018
Additions – external consultants		-		447		-		-		-		-		447
Exchange adjustments		(872)		-		-		-		-		-		(872)

Discontinued operation:
Reclassification to current assets classified as held for sale (Note 19)		(5,121)		-		(50,987)		(135,116)		(87,521)		-		(278,745)
At October 31, 2018		141,202		259,125		2,158,467		267,659		5,377,174		15,000		8,218,627
1Amounts relating to the HPE Software acquisition recorded in the 12-months ended October 31, 2018 are the fair value adjustments recorded in the 12-month measurement period following the acquisition as prescribed by IFRS 3 Business Combinations.

Ex-17

Notes to the consolidated financial statements (unaudited) continued
for the twelve months ended October 31, 2018 and six months ended October 31, 2017

11 Other intangible assets continued

					Purchased intangibles
	Purchased software		Product Development costs		Technology		Trade names		Customer relationships		Lease Contracts		Total
	$	’000	$	’000	$	’000	$	’000	$	’000	$	’000	$	’000
Accumulated amortization
At May 1, 2017		20,970		164,695		222,986		38,849		312,503		-		760,003

Continuing operations:
Amortization charge for the period		2,492		12,375		57,926		6,570		103,189		448		183,000
Exchange adjustments		-		66		-		-		-		-		66

Discontinued operation:
Amortization charge for the period		261		-		5,175		3,539		6,631		-		15,606
At October 31, 2017		23,723		177,136		286,087		48,958		422,323		448		958,675

Continuing operations:
Amortization charge for the period		28,190		29,632		222,552		20,154		416,746		2,734		720,008
Exchange adjustments		(848)		(46)		-		-		-		-		(894)

Discontinued operation:
Amortization charge for the period		504		-		8,250		5,579		10,263		-		24,596
Reclassification to current assets classified as held for sale (Note 19)		(1,422)		-		(38,037)		(25,810)		(47,814)		-		(113,083)
At October 31, 2018		50,147		206,722		478,852		48,881		801,518		3,182		1,589,302

Net book amount at October 31, 2018		91,055		52,403		1,679,615		218,778		4,575,656		11,818		6,629,325
Net book amount at October 31, 2017		92,436		54,070		1,887,830		378,663		4,772,055		14,552		7,199,606

Intangible assets, with the exception of purchased software and internally generated product development costs, relate to identifiable assets purchased as part of the Group's business combinations. Intangible assets are amortized on a straight-line basis over their expected useful economic life - see Group accounting policy I.

Expenditure totaling $56.0 million (six months to October 31, 2017: $35.1 million) was made in the twelve months ended October 31, 2018, including $27.5 million in respect of development costs and $28.5 million of purchased software. The acquisition of the HPE Software business in the six months ended October 31, 2017 gave rise to an addition of $6,273.8m. to purchased intangibles. The acquisition of COBOL-IT in the 12-months ended October 31, 2018 gave rise to an addition of $14.0 million to purchased intangibles (Note 39).

Of the $17.4 million of additions to product development costs in the six months ended October 31, 2017, $16.9 million relates to internal product development costs and $0.5 million to external consultants' product development costs.

At October 31, 2018, the unamortized lives of technology assets were in the range of two to 10 years, customer relationships in the range of one to 10 years and trade names in the range of 10 to 20 years.

Included in the consolidated statement of comprehensive income for the twelve months ended October 31, 2018 and the six months ended October 31, 2017 was:

	12 months ended October 31, 2018 $’000	6 months ended October 31, 2017 $’000
Cost of sales:
- amortization of product development costs	29,586	12,441
- amortization of acquired purchased technology	222,552	57,926
Selling and distribution:
- amortization of acquired purchased trade names and customer relationships	439,634	110,207
Administrative expenses:
- amortization of purchased software	27,342	2,492
Total amortization charge for the period	719,114	183,066

Research and development:
- capitalization of product development costs	27,919	17,384

Ex-18

Notes to the consolidated financial statements (unaudited) continued
for the twelve months ended October 31, 2018 and six months ended October 31, 2017

12 Property, plant and equipment

	Freehold land and buildings $’000	Leasehold improvements $’000	Computer equipment $’000	Fixtures and fittings $’000	Total $’000
Cost
At May 1, 2017	14,363	27,269	32,615	6,037	80,284

Continuing operations:
Acquisition – HPE Software business (Note 39)	20,044	41,041	80,775	23,804	165,664
Additions	206	233	6,316	2,696	9,451
Disposals	-	(281)	(61)	(391)	(733)
Exchange adjustments	258	409	440	152	1,259

Discontinued operation:
Additions	-	2	381	11	394
Disposals	-	-	-	(1)	(1)
Exchange adjustments	-	14	15	-	29
At October 31, 2017	34,871	68,687	120,481	32,308	256,347

Acquisition – HPE Software business (Note 39)[1]	(20,044)	15,527	(1,302)	273	(5,546)
Acquisition – COBOL-IT (Note 39)	-	-	52	-	52
Additions	(206)	10,211	26,970	3,712	40,687
Disposals	-	(7,136)	(27,044)	(4,254)	(38,434)
Exchange adjustments	(273)	(4,018)	(8,645)	(2,619)	(15,555)

Discontinued operation:
Additions	-	18	1,637	18	1,673
Disposals	-	-	(85)	(14)	(99)
Exchange adjustments	-	109	249	6	364

Reclassification to current assets classified as held for sale (Note 19)	-	(4,198)	(9,050)	(344)	(13,592)
At October 31, 2018	14,348	79,200	103,263	29,086	225,897
1Amounts relating to the HPE Software acquisition recorded in the 12-months ended October 31, 2018 are the fair value adjustments recorded in the 12-month measurement period following the acquisition as prescribed by IFRS 3 Business Combinations.

Ex-19

Notes to the consolidated financial statements (unaudited) continued
for the twelve months ended October 31, 2018 and six months ended October 31, 2017

12 Property, plant and equipment continued

	Freehold land and buildings $’000	Leasehold improvements $’000	Computer equipment $’000	Fixtures and fittings $’000	Total $’000

Accumulated depreciation
At May 1, 2017	1,851	12,751	22,063	2,663	39,328

Continuing operations:
Charge for the period	296	2,360	10,285	2,049	14,990
Disposals	-	(105)	(39)	(161)	(305)
Exchange adjustments	29	187	427	91	734
					-
Discontinued operation:					-
Charge for the period	-	557	421	321	1,299
Disposals	-	-	(2)	-	(2)
Exchange adjustments	-	(11)	(12)	-	(23)
At October 31, 2017	2,176	15,739	33,143	4,963	56,021

Continuing operations:
Charge for the period	183	23,911	40,440	9,087	73,621
Disposals	-	(3,900)	(26,819)	(3,584)	(34,303)
Exchange adjustments	(80)	(1,541)	(6,833)	(2,787)	(11,241)

Discontinued operation:
Charge for the period	-	2,138	2,191	940	5,269
Disposals	-	-	(64)	(11)	(75)
Exchange adjustments	-	40	119	2	161

Reclassification to current assets classified as held for sale (Note 19)	-	(2,078)	(5,595)	(133)	(7,806)
At October 31, 2018	2,279	34,309	36,582	8,477	81,647

Net book amount at October 31, 2018	12,069	44,891	66,681	20,609	144,250
Net book amount at November 1, 2017	32,695	52,948	87,338	27,345	200,326

Depreciation for the twelve months ended October 31, 2018 of $73.6 million (six months ended October 31, 2017: $15.0 million) is included within administrative expenses and cost of sales in the consolidated statement of comprehensive income. The carrying value of computer equipment held under finance leases and hire purchase contracts as at October 31, 2018 was $25.9 million (October 31, 2017 $nil).

13 Group entities

The details of group entities as at October 31, 2018 can be found on pages F-42 to F-49 of the group consolidated financial statements in Item 18 of Form 20-F.

14 Investments in associates

Open Invention Network LLC (“OIN”), a strategic partnership for the Group, licenses its global defensive patent pool in exchange for a pledge of non-aggression, which encourages freedom of action in Linux and the sharing of new ideas and inventions. There are no significant restrictions on the ability of associated undertakings to transfer funds to the parent. There are no contingent liabilities to the Group’s interest in associates.

At October 31, 2018 the Group had a 12.5% interest ($9.6 million) (2017: 12.5%, $11.0 million) investment in OIN. There are eight (2017: eight) equal shareholders of OIN, all holding 12.5% (2017: 12.5%) interest, and each shareholder has one board member and one alternative board member. The Group exercises significant influence over OIN’s operation and therefore accounts for its investment in OIN as an associate.

The Investment in Associates is part of discontinued operations, which will be disposed of with the sale of the SUSE business segment and as such has been transferred to assets held for sale (Note 19).

Ex-20

Notes to the consolidated financial statements (unaudited) continued
for the twelve months ended October 31, 2018 and six months ended October 31, 2017

14 Investments in associates continued

The Group uses the equity method of accounting for its interest in associates.  The following table shows the aggregate movement in the Group’s investment in associates:

	12 months ended October 31, 2018		6 months ended October 31, 2017
	$	’000	$	’000
At November 1/ May 1		11,019		11,457

Gain on dilution of investment		-		-
Share of post-tax loss of associates		(1,371)		(438)
		9,648		11,019

Reclassification to current assets classified as held for sale (Note 19)		(9,648)		-
At October 31		-		11,019

Details of the Group’s principal associates are provided below.

Company name	Country of incorporation and principal place of business	Proportion held	Principal activities
Open Invention Network LLC	USA	12.5%	Sale and support of software

The accounting year-end date of the associate consolidated within the Group’s financial statements is December 31, and we obtain its results on a quarterly basis. The Group records an adjustment within the consolidated financial statements to align the reporting period of the associate and the Group. Following the change in year-end for the Group to October 31, from April 30, we now report based on the September 30, 2018 quarter rather than the March 31, 2017 quarter end. The assets, liabilities, and equity of the Group’s associate as at September 30 and the revenue and loss of the Group’s associate for the period ended September 30, 2018 with the corresponding adjustment to align the reporting period was as follows:

	2018		2017
	$	’000	$	’000
Non-current assets		38,206		39,201
Current assets		41,672		51,044
Current liabilities		(672)		(695)
Non-current liabilities		(1,028)		(656)
Net assets		78,178		88,894
	12 months ended September 30, 2018		6 months ended September 30, 2017
	$	’000	$	’000
Revenue		-		-
Net loss		18,237		(3,760)

	12 months to October 31, 2018		6 months to October 31, 2017
	$	’000	$	’000
Loss attributable to the Group for the period ended September 30, 2018		1,372		438
Adjustment on estimated October 2018 result attributable to the Group		(1)		-
		1,371		438

15 Other non-current assets

	October 31, 2018		October 31, 2017
	$	’000	$	’000
Employee Benefit Deposit		31,132		31,132
Long-term rent deposits		4,140		4,140
Long Term Prepaid Expenses		2,893		8,286
Other		625		1,790
		38,790		45,348

Ex-21

Notes to the consolidated financial statements (unaudited) continued
for the twelve months ended October 31, 2018 and six months ended October 31, 2017

15 Other non-current assets continued

Employee benefit deposits are held in Germany, Israel, Italy and Netherlands. Employers in Germany, Italy and Israel are required by law maintain funds to satisfy certain employee benefit liabilities, including free-time off, compensation for involuntary termination of employment. These investment-based deposits are managed by third parties and the carrying values are marked-to-market based on third party investment reports. In addition, a cash deposit was held in Netherlands on behalf of certain employees to cover legacy employment subsistence benefits.

16 Inventories

	October 31, 2018		October 31, 2017
	$	’000	$	’000
Work in progress		-		-
Finished goods		204		465
		204		465

The Group utilized $0.2 million (six months to October 31, 2017: $0.1 million) of inventories included in cost of sales during the twelve months to October 31, 2018.

17 Trade and other receivables

	October 31, 2018		October 31, 2017
	$	’000	$	’000
Trade receivables		1,089,589		1,057,150
Less: provision for impairment of trade receivables		(41,860)		(51,318)
Trade receivables net		1,047,729		1,005,832
Prepayments		59,966		51,733
Other receivables		79,062		193,175
Accrued income		85,276		842
		1,272,033		1,251,582

Concentrations of credit risk with respect to trade receivables are limited due to the Group’s customer base being large and unrelated. The Group considers the credit quality of trade and other receivables on a customer by customer basis. The Group considers that the carrying value of the trade and other receivables that is disclosed below gives a fair presentation of the credit quality of the assets. This is considered to be the case as there is a low risk of default due to the high number of recurring customers and credit control policies. In determining the recoverability of a trade receivable, the Group considers the ageing of each debtor and any change in the circumstances of the individual receivable. Due to this, management believes there is no further credit risk provision required in excess of the normal provision for doubtful receivables.

At October 31, 2018 and October 31, 2017, the carrying amount approximates the fair value of the instrument due to the short-term nature of the instrument. The trade receivables of $1,089.6 million at October 31, 2018 is net of the $21.5 million bad debt provision in the opening balance for the HPE Software business (Note 39).

At October 31, 2018, trade receivables of $249.3 million (October 31, 2017: $39.9 million) were past due but not impaired. These relate to a large number of independent companies for whom there is no recent history of default. The amounts are regarded as recoverable. The average age of these receivables was 107 days in excess of due date (October 31, 2017: 82 days).

As at October 31, 2018, trade receivables of $41.9 million (October 31, 2017: $51.5 million) were either partially or fully impaired. The amount of the provision was $41.9 million (October 31, 2017: $51.3 million). The ageing of these receivables is as follows:

	October 31, 2018		October 31, 2017
	$	’000	$	’000
Up to three months		-		-
Three to four months		3,621		4,439
Over four months		38,239		46,879
		41,860		51,318

Movements in the Group provision for impairment of trade receivables were as follows:

	October 31, 2018		October 31, 2017
	$	’000	$	’000
At November 1/ May 1		51,318		2,599
Provision for receivables impairment		(9,640)		49,656
Receivables written off as uncollectable		165		(851)
Receivables previously provided for but now collected		13		(66)
Exchange adjustments		4		(20)
At October 31		41,860		51,318

Ex-22

Notes to the consolidated financial statements (unaudited) continued
for the twelve months ended October 31, 2018 and six months ended October 31, 2017

17 Trade and other receivables continued

The creation and release of provision for impaired receivables have been included in selling and distribution costs in the consolidated statement of comprehensive income. Amounts charged in the allowance account are generally written off when there is no expectation of recovering additional cash. The Group does not hold any collateral as security.

18 Cash and cash equivalents

	October 31, 2018		October 31, 2017
	$	’000	$	’000
Cash at bank and in hand		387,115		453,250
Short-term bank deposits		236,687		277,122
		623,802		730,372
Reclassification to current assets classified as held for sale (Note 19)		(2,906)		-
Cash and cash equivalents		620,896		730,372

At October 31, 2018 and October 31, 2017, the carrying amount approximates to the fair value. The Group’s credit risk on cash and cash equivalents is limited as the counterparties are well established banks with high credit ratings. The credit quality of cash and cash equivalents is as follows:
	October 31, 2018		October 31, 2017
	$	’000	$	’000
S&P/Moody’s/Fitch rating:
AAA		231,517		272,339
AA-		80,975		95,252
A+		260,404		306,318
A		20,063		23,600
A-		3,767		4,431
BBB+		4,546		5,348
BBB		994		1,169
BBB-		558		656
BB+		2,042		2,402
BB		32		38
BB-		15,187		17,865
B+		-		-
CCC+		212		249
C-		321		378
Not Rated		278		327
		620,896		730,372

19 Discontinued operation and assets classified as held for sale

Discontinued operation – SUSE business segment
On July 2, 2018, the Group announced the proposed sale of the SUSE business segment to Blitz 18-679 GmbH (subsequently renamed to Marcel Bidco GmbH), a newly incorporated wholly-owned subsidiary of EQTVIII SCSp which is advised by EQT Partners. The total cash consideration of $2.535 billion is on a cash and debt free basis and subject to normalization of working capital.

On August 21, 2018, Shareholders voted to approve the proposed transaction whereby the Company has agreed to sell its SUSE business segment to Marcel Bidco GmbH, a newly incorporated, wholly-owned subsidiary of EQTVIII SCSp, for a total cash consideration of approximately $2.535bn, subject to customary closing adjustments. Following this vote, all applicable antitrust, competition, merger control and governmental clearances have been obtained. Completion of the transaction is now only conditional upon completing the carve-out of the SUSE business segment from the rest of the Micro Focus Group (and certain related matters) and it is currently anticipated that this will be satisfied such that the transaction will complete in the first calendar quarter of 2019.  As set out in the circular to shareholders in advance of the vote, net sale proceeds after tax, transaction costs and customary closing adjustments are estimated to be $2.06bn and these funds will be used to make a required debt repayment in accordance with the Credit Agreement. It is intended that the balance will be returned to shareholders (“Return of Value”).  A circular to shareholders in respect of the Return of Value will be dispatched in due course.

The SUSE Business, a pioneer in Open Source software, develops, markets and supports an enterprise grade Linux operating system, Open Source software-defined infrastructure and application delivery solutions that give enterprises greater control and flexibility over their IT systems.

Micro Focus believes the disposal consideration represents a highly attractive enterprise valuation for the SUSE business at approximately 7.9x revenue of the SUSE Business for the twelve months ended October 31, 2017. Micro Focus believes EQT provides a strong long-term investor for the SUSE Business and allows Micro Focus to continue to focus upon its longstanding and consistent strategy of delivering value to customers and shareholders through effective management of infrastructure software assets in an increasingly consolidating sector.

Ex-23

Notes to the consolidated financial statements (unaudited) continued
for the twelve months ended October 31, 2018 and six months ended October 31, 2017

19 Discontinued operation and assets classified as held for sale continued

Discontinued operation – Financial performance

	12 months ended October 31, 2018		6 months ended October 31, 2017
	$	’000	$	’000
Revenue		373,720		164,440
Operating costs		(295,701)		(131,313)
Profit before taxation		78,019		33,127
Taxation		(22,518)		(11,688)
Profit for the period from discontinued operations		55,501		21,439

Discontinued operation – Cash flow

The cash flow statement shows amounts related to the discontinued operation.

	12 months ended October 31, 2018 $’000	6 months ended October 31, 2017 $’000
Net cash inflows from operating activities	98,146	37,912
Net cash (outflows) from investing activities	(1,812)	(700)
Net cash flows from financing activities	-	-

Assets classified as held for sale

	October 31, 2018
Reported in:	Current assets		Current liabilities		Total
	$	’000	$	’000	$	’000
SUSE		1,114,264		(427,236)		687,028
Atalla		28,187		(10,463)		17,724
		1,142,451		(437,699)		704,752

The net asset assets held for sale relating to the disposals of SUSE and Atalla are detailed in the tables below. These include non-current assets and non-current liabilities that are shown as current assets and liabilities in the Consolidated statement of financial position.

A.  SUSE
The assets and liabilities relating to SUSE have been presented as held for sale following the shareholder approval on August 21, 2018. Costs to sell have been included in trade and other payables.

	Note	October 31, 2018
		$	’000
Non-current assets
Goodwill	10		859,566
Other Intangible assets	11		165,662
Property, plant and equipment	12		5,786
Investment in associates	14		9,648
Deferred tax assets			1,586
Long-term pension assets	27		1,543
Other non-current assets			2,020
			1,045,811
Current assets
Trade and other receivables			65,547
Cash and cash equivalents			2,906
			68,453
Current Assets			1,114,264

Ex-24

Notes to the consolidated financial statements (unaudited) continued
for the twelve months ended October 31, 2018 and six months ended October 31, 2017

19 Discontinued operation and assets classified as held for sale continued

A.  SUSE continued

Current liabilities
Trade and other payables		(37,833)
Provisions	26	(664)
Current tax liabilities		(1,156)
Deferred income		(218,349)
		(258,002)
Non-current liabilities
Deferred income		(160,791)
Retirement benefit obligations	27	(5,530)
Long-term provisions	26	(2,376)
Other non-current liabilities		(537)
		(169,234)
Current Liabilities		(427,236)
Net assets classified as held for sale		687,028

B.  Atalla
On May 18, 2018 the Company entered into an agreement with Utimaco Inc. (“Utimaco”), under which Utimaco would acquire Atalla for $20 million in cash. The deal was subject to regulatory approval by the Committee on Foreign Investment in the United States (“CFUIS”). CFIUS placed the deal into investigation in September and final approval was received 10 October 2018. The deal closed on November 5, 2018 and Utimaco acquired the Atalla HSM product line, the Enterprise Security Manger (“ESKM”) product line, and related supporting assets, including applicable patents and other IP.

The assets and liabilities relating to the Atalla business included in the Financial Statements at October 31, 2018 amount to $17.7m.

	October 31, 2018
	$	’000
Goodwill		27,957
Property, plant and equipment		230
Non-current Assets		28,187

Deferred income		(10,463)
Current Liabilities		(10,463)

Net assets classified as held for sale		17,724

20 Trade and other payables – current

	October 31, 2018		October 31, 2017
	$	’000	$	’000
Trade payables		46,096		89,143
Tax and social security		46,525		95,018
Accruals		584,296		750,588
		676,917		934,749

At October 31, 2018 and at October 31, 2017, the carrying amount approximates to the fair value. Accruals include employee taxes, integration expenses, vacation and payroll accruals including bonuses and commissions.

21 Borrowings

	October 31, 2018		October 31, 2017
	$	’000	$	’000
Bank loan secured		4,996,913		5,047,692
Unamortized prepaid facility arrangement fees and original issue discounts		(151,033)		(198,476)
		4,845,880		4,849,216

Ex-25

Notes to the consolidated financial statements (unaudited) continued
for the twelve months ended October 31, 2018 and six months ended October 31, 2017

21 Borrowings - continued

	October 31, 2018						October 31, 2017
	Bank loan secured		Unamortized prepaid facility arrangement fees and original issue discounts		Total		Bank loan secured		Unamortized prepaid facility arrangement fees and original issue discounts		Total
Reported within:	$	’000	$	’000	$	’000	$	’000	$	’000	$	’000
Current liabilities		50,347		(46,645)		3,702		37,858		(20,131)		17,727
Non-current liabilities		4,946,566		(104,388)		4,842,178		5,009,834		(178,345)		4,831,489
		4,996,913		(151,033)		4,845,880		5,047,692		(198,476)		4,849,216

The following Facilities were drawn as at October 31, 2018:

•	The $1,503.8 million senior secured term loan B-2 issued by MA FinanceCo LLC is priced at LIBOR plus 2.25% (subject to a LIBOR floor of 0.00%);
•	The $2,580.5 million senior secured seven-year term loan B issued by Seattle SpinCo. Inc. is priced at LIBOR plus 2.50% (subject to a LIBOR floor of 0.00%) with an original issue discount of 0.25%;
•	The $382.1 million senior secured seven-year term loan B-3 issued by MA FinanceCo LLC is priced at LIBOR plus 2.50% (subject to a LIBOR floor of 0.00%) with an original issue discount of 0.25%; and
•
The €466.5 million (equivalent to $530.5 million) senior secured seven-year term loan B issued by MA FinanceCo LLC is priced at EURIBOR plus 2.75% (subject to a EURIBOR floor of 0.00%) with an original issue discount of 0.25%.

The only financial covenant attaching to these facilities relates to the Revolving Facility, which is subject to an aggregate net leverage covenant only in circumstances where more than 35% of the Revolving Facility is outstanding at a fiscal quarter end. At October 31, 2018, $nil of the Revolving Facility was drawn together with $4,996.9 million of Term Loans giving gross debt of $4,996.9 million drawn. As a covenant test is only applicable when the Revolving Facility is drawn down by 35% or more, and $nil of Revolving Facility was drawn at October 31, 2018, no covenant test is applicable.

The movements on the Group loans in the period were as follows:

	Term Loan B-2		Term Loan B		Term Loan C		Term Loan B-3		Seattle Spinco Term Loan B		Euro Term Loan B		Revolving Facility		Total
	$	’000	$	’000	$	’000	$	’000	$	’000	$	’000	$	’000	$	’000
At May 1, 2017		1,515,188		-		-		-		-		-		80,000		1,595,188
Acquisitions		-		-		-		-		2,600,000		-		-		2,600,000
Repayments		-		-		-		-		-		-		(215,000)		(215,000)
Draw downs		-		-		-		385,000		-		523,815		135,000		1,043,815
Transfer		-		-		-		-		-		23,689		-		23,689
At October 31, 2017		1,515,188		-		-		385,000		2,600,000		547,504		-		5,047,692
Acquisitions		-		-		-		-		-		-		-		-
Draw downs		-		-		-		385,000		-		523,815		350,000		1,258,815
Repayments		(11,364)		-		-		(387,888)		(19,500)		(527,999)		(350,000)		(1,296,751)
Foreign exchange		-		-		-		-		-		(12,843)		-		(12,843)
At October 31, 2018		1,503,824		-		-		382,112		2,580,500		530,477		-		4,996,913

Borrowings are stated after deducting unamortized prepaid facility fees and original issue discounts. Facility arrangement costs and original issue discounts are amortized between three and six years. The fair value of borrowings equals their carrying amount.

Ex-26

Notes to the consolidated financial statements (unaudited) continued
for the twelve months ended October 31, 2018 and six months ended October 31, 2017

21 Borrowings - continued

Maturity of borrowings
The maturity profile of the anticipated future cash flows including interest in relation to the Group’s borrowings on an undiscounted basis which, therefore, differs from both the carrying value and fair value, is as follows:

As at October 31, 2018:
	Term Loan B-2		Term Loan B-3		Seattle Spinco Term Loan B		Euro Term Loan B		Revolving Facility		Total
	$	’000	$	’000	$	’000	$	’000	$	’000	$	’000
Within one year		84,294		22,383		151,161		20,080		-		277,918
In one to two years		83,782		22,246		150,235		19,971		-		276,234
In two to three years		82,895		22,009		148,629		19,782		-		273,315
In three to four years		1,462,056		21,821		147,363		19,632		-		1,650,872
In four to five years		-		21,634		146,097		19,483		-		187,214
In more than five years		-		374,164		2,526,819		512,738		-		3,413,721
At October 31, 2018		1,713,027		484,257		3,270,304		611,686		-		6,079,274

As at October 31, 2017:
	Term Loan B-2		Term Loan B-3		Seattle Spinco Term Loan B		Euro Term Loan B		Revolving Facility		Total
	$	’000	$	’000	$	’000	$	’000	$	’000	$	’000
Within one year		68,675		18,424		124,421		20,728		-		232,248
In one to two years		71,925		19,241		129,937		21,941		-		243,044
In two to three years		71,505		19,127		129,168		21,819		-		241,619
In three to four years		70,777		18,929		127,834		21,608		-		239,148
In four to five years		1,461,548		18,774		126,783		21,441		-		1,628,546
In more than five years		-		390,865		2,639,609		547,338		-		3,577,812
At October 31, 2017		1,744,430		485,360		3,277,752		654,875		-		6,162,417

Assets pledged as collateral
An all assets security has been granted in the US and England & Wales by certain members of the Micro Focus Group organized in such jurisdictions, including security over intellectual property rights and shareholdings of such members of the Micro Focus Group.

22 Finance leases

	October 31, 2018		October 31, 2017
	$	’000	$	’000
Current		13,560		14,481
Non-current		14,923		18,413
		28,483		32,894

Finance lease liabilities – minimum lease payments:

	October 31, 2018		October 31, 2017
	$	’000	$	’000
Within one year		15,136		15,822
Between one and five years		15,984		20,117
		31,120		35,939
Future lease charges		(2,637)		(3,045)
		28,483		32,894

The carrying value of computer equipment held under finance leases and hire purchase contracts as at October 31, 2018 was $25.9 million (Note 12).

Finance lease liabilities – present value of minimum lease payments:

	October 31, 2018		October 31, 2017
	$	’000	$	’000
Within one year		13,560		14,175
Between one and five years		14,923		18,719
		28,483		32,894

The Group’s obligations under finance leases are secured by charges over the related leased assets. The weighted average fixed interest rate on the outstanding commercial loan and finance lease liabilities is 8.5% (October 31, 2017: 8.5%).

Ex-27

Notes to the consolidated financial statements (unaudited) continued
for the twelve months ended October 31, 2018 and six months ended October 31, 2017

23 Current tax receivables, current tax liabilities and non-current liabilities

Current tax receivables
	October 31, 2018		October 31, 2017
	$	’000	$	’000
Corporation tax		24,504		-

The current tax receivable at October 31, 2018 is $24.5 million (2017: $nil). The brought forward current tax receivable balance relates mainly to the US and has been partially refunded, with the balance offset against current period tax liabilities.

Current tax liabilities
	October 31, 2018		October 31, 2017
	$	’000	$	’000
Corporation tax		124,071		102,709

The current tax creditor at October 31, 2018 is $124.1 million (2017: $102.7 million). The creditor has increased due to current year tax charges exceeding cash tax payments made. Within current tax liabilities is $67.7 million (2017: $58.5 million) in respect of the Group’s income tax reserve, the majority of which relate to the risk of challenge from local tax authorities to the transfer pricing arrangements of the Group.

Non-current tax liabilities
	October 31, 2018		October 31, 2017
	$	’000	$	’000
Corporation tax		131,048		-

The non-current tax creditor is $131.0 million (2017: $nil). The non-current creditor reflects the US transition tax payable more than twelve months after the balance sheet date.

24 Deferred income – current

	October 31, 2018		October 31, 2017
	$	’000	$	’000
Deferred income		1,134,730		1,312,635

Revenue not recognized in the consolidated statement of comprehensive income under the Group’s accounting policy for revenue recognition is classified as deferred income in the consolidated statement of financial position to be recognized in future periods. Deferred income primarily relates to undelivered maintenance and subscription services on billed contracts.

25 Deferred income – non-current

	October 31, 2018		October 31, 2017
	$	’000	$	’000
Deferred income		178,064		335,463

Revenue not recognized in the consolidated statement of comprehensive income under the Group’s accounting policy for revenue recognition is classified as deferred income in the consolidated statement of financial position to be recognized in future periods in excess of one year. Deferred income primarily relates to undelivered maintenance and subscription services on multi-year billed contracts.

26 Provisions
	October 31, 2018		October 31, 2017
	$	’000	$	’000
Onerous leases and dilapidations		35,105		24,932
Restructuring and integration		50,689		53,771
Legal		7,038		3,541
Other		-		100
Total		92,832		82,344

Current		57,411		55,678
Non-current		35,421		26,666
Total		92,832		82,344

Ex-28

Notes to the consolidated financial statements (unaudited) continued
for the twelve months ended October 31, 2018 and six months ended October 31, 2017

26 Provisions continued

	Onerous Leases and dilapidations		Restructuring and integration		Legal		Other		Total
	$	’000	$	’000	$	’000	$	’000	$	’000
At November 1, 2017		24,932		53,771		3,541		100		82,344

Continuing operations:
Acquisitions – HPE Software business (Note 39)[1]		-		-		36,446		-		36,446
Additional provision in the period		17,176		59,219		583		-		76,978
Released		(2,884)		(3,353)		(4,323)		(32)		(10,592)
Utilization of provision		(3,335)		(56,900)		(29,191)		(97)		(89,523)
Exchange adjustments		(784)		(2,048)		(18)		29		(2,821)

Discontinued operation:
Additional provision in the period		2,835		205		-		-		3,040
Reclassification of current assets classified as held for sale (Note 19)		(2,835)		(205)		-		-		(3,040)
At October 31, 2018		35,105		50,689		7,038		-		92,832

Current		11,219		39,154		7,038		-		57,411
Non-current		23,886		11,535		-		-		35,421
Total		35,105		50,689		7,038		-		92,832

	Onerous leases and dilapidations		Restructuring and integration		Legal		Other		Total
	$	’000	$	’000	$	’000	$	’000	$	’000
At May 1, 2017		16,243		12,132		3,220		484		32,079
Acquisitions – HPE Software business (Note 39)		11,321		21,398		-		-		32,719
Additional provision in the period		547		74,202		809		-		75,558
Released		(1,006)		(325)		(410)		(384)		(2,125)
Utilisation of provision		(2,255)		(53,162)		(72)		-		(55,489)
Exchange adjustments		82		(474)		(6)		-		(398)
At October 31, 2017		24,932		53,771		3,541		100		82,344

Current		3,338		48,799		3,541		-		55,678
Non-current		21,594		4,972		-		100		26,666
Total		24,932		53,771		3,541		100		82,344
1Amounts relating to the HPE Software acquisition recorded in the 12-months ended October 31, 2018 are the fair value adjustments recorded in the 12-month measurement period following the acquisition as prescribed by IFRS 3 Business Combinations.

Onerous leases and dilapidations provisions
The onerous lease and dilapidations provision relates to leased Group properties and this position is expected to be fully utilized within eight years. The provision was increased by $17.2 million in the twelve months ended October 31, 2018 relating to legal obligations to restore leased properties at the end of the lease period and a reassessment of sites across North America, United Kingdom, Israel and Australia (six months ended October 31, 2017: $11.9 million primarily due to the acquisition of the HPE Software business ($11.3 million)).

Restructuring and integration provisions
Restructuring and integration provisions relate to activities undertaken in readiness for bringing together the Micro Focus and the HPE Software business organizations into one organization across all functions of the existing business and provisions for severance resulting from headcount reductions. The majority of provisions are expected to be fully utilized within twelve months. Restructuring and integration costs are reported within exceptional costs.

Legal provisions
Legal provisions include the directors’ best estimate of the likely outflow of economic benefits associated with ongoing legal matters.

Other provisions
Releases of other provisions during the twelve months ended October 31, 2018 relate to future fees no longer considered likely to be incurred.

Ex-29

Notes to the consolidated financial statements (unaudited) continued
for the twelve months ended October 31, 2018 and six months ended October 31, 2017

27 Pension commitments

a) Defined contribution
The Group has established a number of pension schemes around the world covering many of its employees. The principal funds are those in the US, UK and Germany. These were funded schemes of the defined contribution type. Outside of these territories, the schemes are also of the defined contribution type, except for France and Japan which are defined benefit schemes, but which has few members and therefore are not significant to the Group.

Pension costs for defined contributions schemes are as follows:

	October 31, 2018		October 31, 2017
	$	’000	$	’000
Defined contribution schemes (Note 35)		28,827		14,414

b) Defined benefit
	October 31, 2018		October 31, 2017
	$	’000	$	’000
Within non-current assets:
Long-term pension assets		16,678		23,650
Within non-current liabilities:
Retirement benefit obligations		(110,351)		(97,647)

The acquisition and subsequent integration of the software segment of Hewlett Packard Enterprise Company (HPE Software) on September 1, 2017 added 27 defined benefit plans primarily in France, Germany and Switzerland. As of October 31, 2018, there are 30 (October 31, 2017: 37) defined benefit plans in ten countries around the world. Some of the plans are final salary pension plans, which provide benefits to members in the form of a guaranteed level of pension payable for life in the case of retirement, disability and death. The level of benefits provided depends not only on the final salary but also on member’s length of service, social security ceiling and other factors. Final pension entitlements are calculated by local actuaries in the applicable country. They also complete calculations for cases of death in service and disability. Other plans include termination or retirement indemnity plans or other types of statutory plans that provide a one-time benefit at termination. Where required by local or statutory requirements, some of the schemes are governed by an independent Board of Trustees that is responsible for the investment strategies with regard to the assets of the funds, however, other schemes are administered locally with the assistance of local pension experts. Not all of our plans are closed for new membership. As a result of the acquisition of the HPE Software business, we participate in multi-employer defined benefit plans in Switzerland and Japan. These plans are accounted for as defined benefit plans.

Long-term pension assets
Long-term pension assets relate to the contractual arrangement under insurance policies held by the Group with guaranteed interest rates that do not meet the definition of a qualifying insurance policy as they have not been pledged to the plan or beneficiaries and are subject to the creditors of the Group. Such arrangements are recorded in the consolidated statement of financial position as long-term pension assets. These contractual arrangements are treated as available-for-sale financial assets since there is not an exact matching of the amount and timing of some or all of the benefits payable under the defined benefit plan. Movement in the fair value of long-term pension assets is included in other comprehensive income. All non-plan assets are held in Germany.

Ex-30

Notes to the consolidated financial statements (unaudited) continued
for the twelve months ended October 31, 2018 and six months ended October 31, 2017

27 Pension commitments - continued

The movement on the long-term pension asset is as follows:

	October 31, 2018		October 31, 2017
	$	’000	$	’000
As at November 1/ May 1		23,650		22,031
Reclassification to assets held for sale		(1,543)		-
Interest on non-plan assets (Note 6)		402		231
Benefits paid		(127)		(58)
Contributions		254		235

Included within other comprehensive income:
- Change in fair value		(5,647)		(418)
- Actuarial gain on non-plan assets		210		68
		(5,437)		(350)

Foreign currency exchange (loss)/gain		(521)		1,561
As at October 31		16,678		23,650

Included within other comprehensive income:
Continuing operations		(5,112)		(146)
Discontinued operation		(325)		(204)
		(5,437)		(350)

The non-plan assets are Level 3 assets under the fair value hierarchy. These assets have been valued by applying a discount rate to the future cash flows and taking into account the fixed interest rate, mortality rates and term of the insurance contract. There have been no transfers between levels for either period presented.

Retirement benefit obligations

The following amounts have been included in the consolidated statement of comprehensive income for defined benefit pension arrangements:

	12 months ended October 31, 2018		6 months ended October 31, 2017
	$	’000	$	’000
Current service charge		10,787		1,840
Past service credit		(5,440)		(49)
Charge to operating profit (Note 35)		5,347		1,791
Current service charge – discontinued operations		179		89
Interest on pension scheme liabilities		4,176		1,077
Interest on pension scheme assets		(1,932)		(498)
Charge to finance costs (Note 6)		2,244		579

Total charge to income		7,770		2,459

Past service credits are the result of headcount reductions under the Group’s restructuring and integration activities relating to the acquisition of the HPE Software business (Note 39).

The contributions for the year ended October 31, 2019 are expected to be broadly in line with the twelve months to October 31, 2018. We fund our schemes so that we make at least the minimum contributions required by local government, funding and taxing authorities.

Ex-31

Notes to the consolidated financial statements (unaudited) continued
for the twelve months ended October 31, 2018 and six months ended October 31, 2017

27 Pension commitments - continued

The following amounts have been recognized in the statement of other comprehensive income:

	12 months ended October 31, 2018		6 months ended October 31, 2017
	$	’000	$	’000
Actuarial return on assets excluding amounts included in interest income		675		(1,296)

Experience gains and losses arising on scheme liabilities
Changes in assumptions underlying the present value of scheme liabilities :
- Demographic		(332)		-
- Financial		12,162		(1,058)
- Experience		2,647		(4,505)
		14,477		(5,563)

Reclassification from defined contribution scheme to defined benefit scheme		2,121		-

Movement in the period		17,273		(6,859)

Continuing operations		14,843		(5,894)
Discontinued operation		2,430		(965)
Total charge to other comprehensive income		17,273		(6,859)

The key assumptions used for the valuation of the schemes were:

	12 months ended October 31, 2018	6 months ended October 31, 2017
Rate of increase in final pensionable salary	2.61%	2.27%
Rate of increase in pension payments	1.99%	1.81%
Discount rate	1.92%	1.99%
Inflation	1.89%	2.00%

The weighted average assumptions used in the valuation of the September 1, 2017 opening balances for the schemes acquired from the HPE Software business were: rate of increase in final pensionable salary of 2.32%, rate of increase in pension payments of 1.75%, discount rate of 1.95% and inflation of 1.61%,

The net present value of the defined benefit obligations of the schemes are sensitive to both the actuarial assumptions used and to market conditions. If the discount rate assumption was 0.5% lower, the obligation would be expected to increase by $26.9 million as at October 31, 2018 (October 31, 2017: $24.9 million) and if it was 0.5% higher, they would be expected to decrease by $23.1 million (October 31, 2017: $19.8 million). If the inflation assumption was 0.25% lower, the obligations would be expected to decrease by $6.0 million as at October 31, 2018 (October 31, 2017: $5.2 million) and if it was 0.25% higher, they would be expected to increase by $6.4 million (October 31, 2017: $5.5 million).

The mortality assumptions for the schemes are set based on actuarial advice in accordance with published statistics and experience in each territory.

These assumptions translate into an average life expectancy in years for a pensioner retiring at age 65:

	October 31, 2018	October 31, 2017
Retiring at age 65 at the end of the reporting period:
Male	20	20
Female	23	23

Retiring 15 years after the end of the reporting period:
Male	22	22
Female	25	25

The net present value of the defined benefit obligations of the schemes are sensitive to the life expectancy assumption. If there was an increase of one year to this assumption the obligation would be expected to increase by $7.9 million (3.6%) as at October 31, 2018 (October 31, 2017: $7.2m, 3.3%).

Ex-32

Notes to the consolidated financial statements (unaudited) continued
for the twelve months ended October 31, 2018 and six months ended October 31, 2017

27 Pension commitments continued

The net liability included in the consolidated statement of financial position arising from obligations in respect of defined benefit schemes is as follows:

	October 31, 2018						October 31, 2017
	Funded		Unfunded		Total		Funded
	$	’000	$	’000	$	’000	$ ’000
Present value of funded obligations		213,305		7,903		221,208	214,151
Fair value of plan assets		(110,857)		-		(110,857)	(116,504)
		102,448		7,903		110,351	97,647

The defined benefit obligation has moved as follows:

	October 31, 2018						October 31, 2017
Defined Benefit Obligations	Defined benefit obligations		Scheme assets		Retirement benefit obligations		Defined benefit obligations		Scheme assets		Retirement benefit obligations
	$	’000	$	’000	$	’000	$	’000	$	’000	$	’000
At November 1/ May 1		214,151		(116,504)		97,647		36,480		(5,707)		30,773
HPE Software business acquisition (Note 39)		-		-		-		181,455		(110,010)		71,445
Reclassification to assets held for sale		(9,125)		3,595		(5,530)		-		-		-
Current service cost		10,966		-		10,966		1,929		-		1,929
Past service credit		(5,489)		-		(5,489)		-		-		-
Benefits paid		(8,614)		8,466		(148)		(989)		940		(49)
Contributions by plan participants		720		(486)		234		1,827		(1,827)		-
Contribution by employer		-		(3,269)		(3,269)		-		(743)		(743)
Interest cost/(income) (Note 6)		4,312		(2,068)		2,244		941		(362)		579

Included within other comprehensive income:
Re-measurements - actuarial losses:
- Demographic		(332)		-		(332)		-		-		-
- Financial		12,162		-		12,162		(1,058)		-		(1,058)
- Experience		2,647		-		2,647		(4,505)		-		(4,505)

Actuarial return on assets excluding amounts included in interest income		-		675		675		-		(1,296)		(1,296)
Reclassification from defined contribution scheme to defined benefit scheme		5,472		(3,351)		2,121		-		-		-
		19,949		(2,676)		17,273		(5,563)		(1,296)		(6,859)
Foreign currency exchange changes		(5,662)		2,085		(3,577)		(1,929)		2,501		572

At October 31		221,208		(110,857)		110,351		214,151		(116,504)		97,647

Past service credits are the result of headcount reductions under the Group’s restructuring and integration activities relating to the acquisition of the HPE Software business (Note 39).

None of the plan assets are represented by financial instruments of the Group. None of the plan assets are occupied or used by the Group. The major categories of the plan assets are as follows:

	October 31, 2018								October 31, 2017
	Quoted		Unquoted		Total		Quoted		Unquoted		Total
	$	’000	$	’000	$	’000	$	’000	$	’000	$	’000
Equity instruments		49,890		1,624		51,514		43,945		1,430		45,375
Debt instruments		37,419		5,069		42,488		32,960		4,465		37,425
Real estate		1,987		71		2,058		1,750		63		1,813
Cash and cash equivalents		-		2,325		2,325		-		2,048		2,048
Re-insurance contracts with guaranteed interest rates*		-		5,486		5,486		-		4,832		4,832
Other		-		6,986		6,986		-		6,154		6,154
Total		89,296		21,561		110,857		78,655		18,992		97,647
* The majority of the re-insurance contracts have guaranteed interest rates of 4.0%, with the remaining at 3.25% or 2.75%.

Ex-33

Notes to the consolidated financial statements (unaudited) continued
for the twelve months ended October 31, 2018 and six months ended October 31, 2017

27 Pension commitments continued

Through its defined benefit schemes the Group is exposed to a number of risks, the most significant of which are detailed below:

– Changes in bond yields – A decrease in corporate bond yields will increase plan liabilities, although this will be partially offset by an increase in the value of the pledged and unpledged re-insurance holdings.

– Inflation – Some of the Group pension obligations are linked to inflation, and higher inflation will lead to higher liabilities. There is a cap on the level of inflationary increase on one of the plans which protects the plan against extreme inflation. The majority of the plan assets are either unaffected by or loosely correlated with inflation, meaning an increase in inflation will also increase the deficit.

– Life expectancy – The majority of the plan obligations are to provide benefits for the life of the member, so increases in life expectancy will result in an increase in the plan liabilities.

– In the case of the defined benefit plans, the Company ensures that the investment positions are managed within an asset liability matching (“ALM”) that has been developed by the Company to achieve long-term investments that are in line with the obligations under the pension schemes. In addition to the plan assets outlined above, the Company had re-insurance assets valued at $16.6 million as at October 31, 2018 (October 31, 2017: $22.1 million). These assets are designated to fund the pension obligation and do not qualify as plan assets as they have not been pledged to the plan and are subject to the creditors of the Company. Within this framework the Company’s objective is to match assets to the pension obligations by investing in re-insurances that match the benefit payments as they fall due and in the appropriate currency.

Sensitivities
The table below provides information on the sensitivity of the defined benefit obligation to changes to the most significant actuarial assumptions. The table shows the impact of changes to each assumption in isolation, although, in practice, changes to assumptions may occur at the same time and can either offset or compound the overall impact on the defined benefit obligation.

These sensitivities have been calculated using the same methodology as used for the main calculations. The weighted average duration of the defined benefit obligation is 22 years.

	Change in assumption	Change in defined benefit obligation
Discount rate for scheme liabilities	0.50%	(10.5%)
Price inflation	0.25%	2.9%
Salary growth rate	0.50%	1.9%

An increase of one year in the assumed life expectancy for both males and females would increase the defined benefit obligation by 3.6%% as at October 31, 2018 (October 31, 2017: 4.0%). The methods and types of assumptions used in preparing the sensitivity analysis did not change compared to previous years.

28 Other non-current liabilities
	October 31, 2018		October 31, 2017
	$	’000	$	’000
Accruals		58,011		67,586
		58,011		67,586

29 Financial instruments

The table below sets out the values of financial assets and liabilities.

	Financial October 31, 2018		Non-financial October 31, 2018		Total October 31, 2018		Financial October 31, 2017		Non-financial October 31, 2017		Total October 31, 2017
	$	’000	$	’000	$	’000	$	’000	$	’000	$	’000
Financial assets

Non-current
Derivative financial instruments – Interest rate swaps (Note 29)		-		86,381		86,381		1,307		-		1,307
Current
Cash and cash equivalents (Note 18)		620,896		-		620,896		730,372		-		730,372
Trade and other receivables (Note 17)		1,212,067		59,966		1,272,033		1,005,832		245,750		1,251,582
		1,832,963		146,347		1,979,310		1,737,511		245,750		1,983,261

Ex-34

Notes to the consolidated financial statements (unaudited) continued
for the twelve months ended October 31, 2018 and six months ended October 31, 2017

29 Financial instruments continued

	Financial October 31, 2018		Non- financial October 31, 2018		Total October 31, 2018		Financial October 31, 2017		Non-financial October 31, 2017		Total October 31, 2017
	$	’000	$	’000	$	’000	$	’000	$	’000	$	’000
Financial liabilities – financial liabilities at amortized cost

Non-current
Borrowings (Note 21)		4,946,566		-		4,946,566		4,849,216		-		4,849,216
Finance leases (Note 22)		14,923		-		14,923		18,413		-		18,413
Provisions (Note 26)		35,421		-		35,421		26,566		100		26,666
Current						0
Borrowings (Note 21)		50,347		-		50,347		55,678		-		55,678
Finance leases (Note 22)		13,560		-		13,560		14,481		-		14,481
Trade and other payables (Note 20)		676,917		-		676,917		934,749		-		934,749
Provisions (Note 26)		57,411		-		57,411		55,678		-		55,678
		5,795,145		-		5,795,145		5,954,781		100		5,954,881

Fair value measurement
For trade and other receivables, cash and cash equivalents, trade and other payables, obligations under finance leases and provisions, fair values approximate to book values due to the short maturity periods of these financial instruments. For trade and other receivables, allowances are made within book value for credit risk.

Derivative financial instruments measured at fair value, are classified as level 2 in the fair value measurement hierarchy, as they have been determined using significant inputs based on observable market data. The fair values of interest rate derivatives are derived from forward interest rates based on yield curves observable at the balance sheet date together with the contractual interest rates.

There were no transfers of assets or liabilities between levels of the fair value hierarchy during the period.

Credit risk
The carrying amount of financial assets represents the maximum credit exposure. The maximum exposure to credit risk at October 31, 2018 was:

	October 31, 2018		October 31, 2017
	$	’000	$	’000
Trade receivables (Note 17)		1,212,067		1,005,832
Cash and cash equivalents (Note 18)		620,896		730,372
Total		1,832,963		1,736,204

Market risk
The Group’s treasury function aims to reduce exposures to interest rate, foreign exchange and other financial risks, to ensure liquidity is available as and when required, and to invest cash assets safely and profitably. The Group does not engage in speculative trading in financial instruments. The treasury function’s policies and procedures are reviewed and monitored by the audit committee and are subject to internal audit review.

Derivative Financial Instruments
Derivatives are only used for economic hedging purposes and not as speculative investments. Four interest rate swaps are in place with a total notional value of $2.25 B to hedge against the impact of expected rises in interest rates over the term of the senior secured seven-year term loan. The notional value covers 50.4% of the dollar loan principal outstanding for the Group.

The terms of the swap involve the group in paying a fixed interest rate of 1.94% and the group receiving a variable rate in line with LIBOR. The swap contracts require settlement of net interest receivable or payable on a monthly basis. For the period to October 31, 2018, net expense for the swaps amounted to $2.3m.

Hedge effectiveness is determined at the inception of the hedge relationship, and through periodic effectiveness assessments (adjusted for credit risk) to ensure that an economic relationship exists between the hedged item and the hedging instrument. The testing determined that the hedge was highly effective throughout the financial reporting period for which the hedge was designated.

The impact on the consolidated statement of comprehensive income of changes in the fair value of interest rate swaps in the twelve months ended October 31, 2018 is shown in Note 33. Note 33 shows the derivative financial instruments relating to hedging transactions entered into in the year ended October 31, 2018 (other reserves).

Ex-35

Notes to the consolidated financial statements (unaudited) continued
for the twelve months ended October 31, 2018 and six months ended October 31, 2017

29 Financial instruments continued

	October 31, 2018	October 31, 2017
	$ ’000	$ ’000
Carrying amount	86,381	1,307
Notional amount (4 x $562.5 million)	2,250,000	2,250,000
Maturity date	September 30, 2022	September 30, 2022
Change in fair value of outstanding hedging instruments	86,381	1,307
Change in value of hedged item adjusted for credit risk	84,666	1,281

Foreign exchange risk
The Group’s currency exposures comprise those that give rise to net currency gains and losses to be recognized in the consolidated statement of comprehensive income as well as gains and losses on consolidation which go to reserves. Such exposures reflect the monetary assets and liabilities of the Group that are not denominated in the operating or functional currency of the operating unit involved and the Group’s investment in net assets in currencies other than US dollar.

Note 33 shows the impact on the consolidated statement of comprehensive income of foreign exchange gains in the twelve months ended October 31, 2018 (October 31, 2017: gain).

Sensitivity analysis
The Group’s principal exposures in relation to market risks are the changes in the exchange rates between the US dollar and transactions made in other currencies as well as changes in US Dollar LIBOR interest rates. Foreign exchange exposures for all re-measuring balances are tracked and reported to management.

The key drivers are cash, borrowings and inter-company positions with trade receivables and trade payables having less relative aggregate exposure. As at October 31, 2018, the key aggregate exposures involved the Euro, British Pound, Israeli Shekel and Canadian Dollar. The table below illustrates the sensitivity analysis of the group exposures to movements in currency and interest rates.

	Group exposure			+5/-%		+/-10%	+/-1% interest
Key aggregate currency exposures	$	’000	$	’000	$	’000	$	’000
Euro		377,324		18,866		37,732
GBP		25,436		1,271		2,543
ILS		52,147		2,607		5,214
CAN$		60,468		3,023		6,046
Borrowings Interest rate LIBOR +1%		n/a		n/a		n/a		49,969

Capital risk management
The Group’s objective when managing its capital structures is to minimize the cost of capital while maintaining adequate capital to protect against volatility in earnings and net asset values. The strategy is designed to maximize shareholder return over the long-term.

The only financial covenant attaching to these new facilities relates to the Revolving Facility, which is subject to an aggregate net leverage covenant only in circumstances where more than 35% of the Revolving Facility is outstanding at a fiscal quarter end. The facility was less than 35% drawn at October 31, 2018 and therefore no covenant test is applicable.

The capital structure of the Group at the consolidated statement of financial position date is as follows:

	October 31, 2018		October 31, 2017
	$	’000	$	’000
Bank and other borrowings (Note 21)		4,845,880		4,849,216
Finance lease obligations (Note 22)		28,483		32,894
Less cash and cash equivalents (Note 18)		(620,896)		(730,372)
Total net debt		4,253,467		4,151,738
Total equity		7,791,980		7,624,603
Debt/equity %		54.59%		54.45%

Ex-36

Notes to the consolidated financial statements (unaudited) continued
for the twelve months ended October 31, 2018 and six months ended October 31, 2017

30 Deferred tax

		October 31, 2018		October 31, 2017
	Note	$	’000	$	’000
Net Deferred tax liability
At November 1/ May 1			(1,956,647)		(118,478)

(Debited)/credited to consolidated statement of comprehensive income:			(56,881)		39,710
- Continuing operations	7		(63,899)		36,265
- Discontinued operations			7,018		3,445

Credited directly to equity in relation to share options			(21,901)		(1,823)

Debited to other comprehensive income in relation to pensions:			4,936		(655)
- Continuing operations			4,613		(859)
- Discontinued operations			323		204

Acquisition of subsidiaries	39		(80,441)		(1,876,902)
Acquisition of subsidiaries – HPE Software business			(76,551)		(1,876,902)
Acquisition of subsidiaries – COBOL-IT			(3,890)		-

Foreign exchange adjustment			10,167		1,501
Reclassification to current assets held for sale	19		(1,586)		-
Effect of change in tax rates – charged to consolidated statement of comprehensive income			931,864		-
At October 31			(1,170,489)		(1,956,647)

	Tax losses		Share based payments		Deferred revenue		Prepaid royalty		Tax credits		Intangible fixed assets		Other temporary differences		Total
	$	’000	$	’000	$	’000	$	’000	$	’000	$	’000	$	’000	$	’000
Deferred tax assets
At May 1, 2017		56,674		43,675		44,490		-		33,788		5,887		23,739		208,253
Acquisition of subsidiaries (Note 39)		4,524		-		(36,468)		332,036		39,030		-		43,601		382,723
(Charged)/credited to consolidated statement of comprehensive income		(4,503)		25,713		34,331		(56,630)		(6,108)		(275)		4,709		(2,763)
Credited directly to equity		-		(1,823)		-		-		-		-		-		(1,823)
Debited to other comprehensive income		-		-		-		-		-		-		19		19
Foreign exchange adjustment		-		1,346		-		-		-		-		-		1,346
Effect of change in tax rates – credited to consolidated statement of comprehensive income		-		-		-		-		-		-		-		-
Subtotal		56,695		68,911		42,353		275,406		66,710		5,612		72,068		587,755
Jurisdictional offsetting																(587,755)
At October 31, 2017[1]																-

At November 1, 2017		56,965		68,911		42,353		275,406		66,710		5,612		72,068		587,754
(Charged)/credited to consolidated statement of comprehensive income – continuing operations		(9,007)		(25,603)		10,827		(144,725)		(40,006)		(550)		9,417		(199,647)
Credited directly to equity		-		(21,901)		-		-		-		-		-		(21,901)
Debited to other comprehensive income		-		-		-		-		-		-		4,262		4,262
Foreign exchange adjustment		-		(1,666)		-		-		-		-		-		(1,666)
Reclassification to current assets held for sale		-		-		-		-		-		-		(1,586)		(1,586)
Effect of change in tax rates – credited to consolidated statement of comprehensive income		(21,129)		(2,319)		66,673		(88,770)		2,957		(2,025)		(13,336)		(57,949)
Subtotal		26,559		17,422		119,853		41,911		29,661		3,037		70,825		309,268
Jurisdictional offsetting																(309,268)
At October 31, 2018																-

Ex-37

Notes to the consolidated financial statements (unaudited) continued
for the twelve months ended October 31, 2018 and six months ended October 31, 2017

30 Deferred tax continued

A deferred tax charge to equity of $21.9 million (2017: $1.8 million) arises during the period in relation to share-based payments.

The deferred tax asset relating to other temporary differences of $70.8 as at October 31, 2018 (2017: $72.1 million) has increased during the current period primarily due to balances acquired from the HPE Software business and includes temporary differences arising on fixed assets, short-term timing differences and defined benefit pension schemes. Deferred tax assets are recognized in respect of tax losses carried forward to the extent that the realization of the related tax benefit through the utilization of future taxable profits is probable.

The Group did not recognize deferred tax assets in relation to the following gross temporary differences, the expiration of which is determined by the tax law of each jurisdiction:

	Expiration: 2019		2020		2021		2022		2023		Thereafter		No expiry		Total
	$	’000	$	’000	$	’000	$	’000	$	’000	$	’000	$	’000	$	’000
At October 31, 2018
Type of temporary difference:
Losses		35,233		66,078		99,168		37,529		33,574		2,117,700		95,578		2,484,860
Credits		2,174		4,420		3,959		2,360		1,267		5,210		196,350		215,740
Other		1,859		1		-		-		-		-		47,718		49,578
Total		39,266		70,499		103,127		39,889		34,841		2,122,910		339,646		2,750,178

	Expiration: 2018		2019		2020		2021		2022		Thereafter		No expiry		Total
	$	’000	$	’000	$	’000	$	’000	$	’000	$	’000	$	’000	$	’000
At October 31, 2017
Type of temporary difference:
Losses		74,256		35,233		66,078		99,168		37,529		328,335		67,014		707,613
Credits		9,586		2,174		4,420		3,959		2,360		6,477		88,709		117,685
Other		-		1,859		1		-		-		-		47,718		49,578
Total		83,842		39,266		70,499		103,127		39,889		334,812		203,441		874,876

	Note	Intangible fixed assets		Other temporary differences		Total
		$	’000	$	’000	$	’000
Deferred tax liabilities
At May 1, 2017			(311,685)		(15,046)		(326,731)
Acquisition of subsidiaries -HPE Software business	39		(2,247,509)		(12,116)		(2,259,625)
Charged/(credited) to consolidated statement of comprehensive income – continuing operations			42,475		-		42,475
Charged/(credited) to consolidated statement of comprehensive income – discontinued operations			-		-		-
Charged/(credited) to other comprehensive income			(674)		-		(674)
Foreign exchange adjustment			154		-		154
Effect of change in tax rates – charged to consolidated statement of comprehensive income			-		-		-
Subtotal			(2,517,239)		(27,162)		(2,544,401)
Jurisdictional offsetting							587,754
At October 31, 2017[1]							(1,956,647)

At November 1, 2017			(2,517,239)		(27,162)		(2,544,401)
Acquisition of subsidiaries – HPE Software business	39		(76,551)		-		(76,551)
Acquisition of subsidiaries – COBOL-IT	39		(3,890)		-		(3,890)
Charged/(credited) to consolidated statement of comprehensive income – continuing operations			144,312		(12,011)		132,301
Charged/(credited) to consolidated statement of comprehensive income – discontinued operations			10,463		-		10,463
Charged/(credited) to other comprehensive income			674				674
Foreign exchange adjustment			11,833		-		11,833
Effect of change in tax rates – charged to consolidated statement of comprehensive income			981,955		7,858		989,813
Subtotal			(1,448,443)		(31,315)		(1,479,757)
Jurisdictional offsetting							309,268
At October 31, 2018							(1,170,489)

Ex-38

Notes to the consolidated financial statements (unaudited) continued
for the twelve months ended October 31, 2018 and six months ended October 31, 2017

30 Deferred tax continued

During the period, the Group recognized a deferred tax liability of $2.3 billion upon the acquisition of the HPE Software business. Along with historical balances, this was revalued due to US tax reforms to reflect the lower US Federal tax rate.  No deferred tax liability was recognized in respect of unremitted earnings of overseas subsidiaries as the Group is in a position to control the timing of the reversal of the temporary differences and no material tax liability is expected to arise upon repatriation of such earnings.

31 Share capital

Ordinary shares at 10 pence each:

	October 31, 2018			October 31, 2017
	Shares	$	’000	Shares	$	’000
Issued and fully paid
At November 1/May 1	435,237,258		65,590	229,674,479		39,700
Shares issued to satisfy option awards	1,563,255		208	331,418		43
Share reorganization	-		-	(16,935,536)		(2,926)
Shares issued relating to acquisition of the HPE Software business (Note 39)	-		-	222,166,897		28,773
At October 31	436,800,513		65,798	435,237,258		65,590

“B” shares at 168 pence each

	October 31, 2018			October 31, 2017
	Shares	$	’000	Shares	$	’000
Issued and fully paid
At November 1/May 1	-		-	-		-
Issue of B shares	-		-	229,799,802		500,000
Redemption of B shares	-		-	(229,799,802)		(500,000)
At October 31	-		-	-		-

Share issuances during the twelve months to October 31, 2018
In the twelve months to October 31, 2018, 1,563,255 ordinary shares of 10 pence each (six months to October 31, 2017: 331,418 ordinary shares of 10 pence) were issued by the Company to settle exercised share options. The gross consideration received in the twelve months to October 31, 2018 was $4.8 million (six months to October 31, 2017: $1.0 million). 222,166,897 ordinary shares of 10 pence each were issued by the Company as consideration for the acquisition of the HPE Software business (Note 39).

In relation to the return of value to shareholders (Note 33), on August 31, 2017 229,799,802 “B” shares were issued at 168 pence each, resulting in a total $500.0 million being credited to the “B” share liability account. Subsequently and on the same date, 229,799,802 “B” shares were redeemed at 168 pence each and an amount of $500.0 million was debited from the “B share liability account.

At October 31, 2018 9,858,205 treasury shares were held (2017: nil) such that the number of ordinary shares with voting rights was 426,942,308 (2017: 435,237,258) and the number of listed shares at October 31, 2018 was 436,800,513 (October 31, 2017: 435,237,258).

Potential issues of shares
Certain employees hold options to subscribe for shares in the Company at prices ranging from nil pence to 1,875.58 pence under the following share option schemes approved by shareholders in 2005 and 2006: The Long-Term Incentive Plan 2005, the Additional Share Grants, the Sharesave Plan 2006 and the Employee Stock Purchase Plan 2006.

The number of shares subject to options at October 31, 2018 was 18,156,060 (2017: 17,724,174).

Share buy-back
On August 29, 2018, the company announced the start of a share buy-back program for an initial tranche of up to $200 million which was extended on November 5, 2018 to the total value of $400 million (including the initial tranche). Up to and including 13 February 2019 the company had spent $400 million and purchased 22,455,121 shares at an average price of £13.82 per share.  The buy-back program has been extended into a third tranche of up to $110 million to be executed in the period from the 14 February 2019, up until the day before the AGM, which takes place on March 29, 2019 when the current buy-back authority approved by shareholders at the 2017 AGM to make market purchases of up to 65,211,171 ordinary shares will expire.

In addition to purchasing ordinary shares on the London Stock Exchange Citi acquired American Depository Receipts representing ordinary shares ("ADRs") listed on the New York Stock Exchange which it cancelled for the underlying shares and then sold such shares to the Company.

As at October 31, 2018, 9,858,205 ordinary shares have been bought back at a total cost of $171.2m, including expenses of $0.5m. 8,567,659 ordinary shares were bought on the London Stock Exchange and 1,290,546 ADRs were purchased on the New York Stock Exchange.

Ex-39

Notes to the consolidated financial statements (unaudited) continued
for the twelve months ended October 31, 2018 and six months ended October 31, 2017

32 Share premium account

	October 31, 2018		October 31, 2017
	$	’000	$	’000
At November 1/May 1		36,422		192,145
Issue and redemption of B shares (Note 31)		-		(156,683)
Movement in relation to share options exercised (Note 35)		4,539		960
At October 31		40,961		36,422

33 Other reserves

	Capital redemption reserve		Merger reserve		Hedging reserve		Total
	$	’000	$	’000	$	’000	$	’000

As at May 1, 2017		163,363		338,104		-		501,467
Return of Value- share consolidation [2]		2,926		-		-		2,926
Return of Value- issue and redemption of B shares [2]		500,000		(343,317)		-		156,683
Hedge accounting (Note 29) [3]		-		-		1,763		1,763
Current tax movement on hedging [3]		-		-		(674)		(674)
Acquisition of the HPE Software business [4]		-		6,485,397		-		6,485,397
Reallocation of merger reserve [1]		-		(700,000)		-		(700,000)
As at October 31, 2017		666,289		5,780,184		1,089		6,447,562

As at November 1, 2017		666,289		5,780,184		1,089		6,447,562
Hedge accounting (Note 29) [3]		-		-		84,618		84,618
Current tax movement on hedging [3]		-		-		(15,739)		(15,739)
Reallocation of merger reserve[1]		-		(2,055,800)		-		(2,055,800)
As at October 31, 2018		666,289		3,724,384		69,968		4,460,641

1 During the twelve months ended October 31, 2018, the Company transferred $2,055.1 million (six months ended October 31, 2017: $700.0 million) from the merger reserve to retained earnings pursuant to the UK company law.

2 On August 31, 2017 a Return of Value was made to shareholders amounting to $500.0m. The Return of Value was effected through an issue and redemption of B shares, and resulted in a $500.0 million increase in the capital redemption reserve, a $343.3 million reduction in the merger reserve and a $156.7 million reduction in share premium. The return of value was accompanied by a 0.9263 share consolidation and the share consolidation resulted in the issue of D deferred shares which were subsequently bought back for 1 pence, resulting in a transfer of $2.9 million to the capital redemption reserve.

3 $68.9 million (2017: $1.8 million) was recognised in the hedging reserve in relation to hedging transactions entered into in the twelve months ended October 31, 2018.

4 On September 1, 2017 the acquisition of the HPE Software business was completed (Note 39). As a result of this a merger reserve was created of $6,485.4m. The acquisition was structured by way of equity consideration; this transaction fell within the provisions of section 612 of the Companies Act 2006 (merger relief) such that no share premium was recorded in respect of the shares issued. The parent company chose to record its investment in the HPE Software business at fair value and therefore recorded a merger reserve equal to the value of the share premium which would have been recorded had section 612 of the Companies Act 2006 not been applicable (i.e. equal to the difference between the fair value of the HPE Software business and the aggregate nominal value of the shares issued).

Ex-40

Notes to the consolidated financial statements (unaudited) continued
for the twelve months ended October 31, 2018 and six months ended October 31, 2017

34 Non-controlling interests

The Group has minority shareholders in one subsidiary, Novel Japan Ltd. On November 20, 2017 a payment of 170,350 JPY ($1,547) was made to Toshiba Client Solutions Co. Ltd to acquire 170,350 ordinary 1 JPY shares held. On December 22, 2017 a further payment of 170,350 JPY ($1,505) was made to Canon Inc. to acquire 170,350 ordinary 1 JPY shares held.

These two payments increased the Group’s shareholding from 74.7% to 81.05%.

	October 31, 2018		October 31, 2017
	$	’000	$	’000
At November 1/ May 1		1,258		954
Share of (loss)/profit after tax		(219)		304
At October 31		1,039		1,258

Non-controlling interests relate to the companies detailed below:

Company name	Country of incorporation and principal place of business	October 31, 2018 Proportion held	October 31, 2017 Proportion held
Novell Japan Ltd	Japan	81.05%	74.7%

35 Employees and directors

	12 months ended October 31, 2018		6 months ended October 31, 2017[1]
	$	’000	$	’000
Staff costs
Wages and salaries		1,325,455		493,796
Redundancy and termination costs (non-exceptional)		1,531		571
Social security costs		115,849		43,160
Other pension costs		36,705		13,674
Cost of employee share schemes		46,835		17,449
Total		1,526,375		568,650
1 The comparatives for the six months to October 31, 2017 have been revised to reflect the divestiture of the SUSE business segment (Note 19)

	12 months ended October 31, 2018		6 months ended October 31, 2017[1]
	$	’000	$	’000
Pension costs comprise:
Defined benefit schemes (Note 27)		5,347		1,791
Defined contribution schemes (Note 27)		28,827		14,414
Total		34,174		16,205
1 The comparatives for the six months to October 31, 2017 have been revised to reflect the divestiture of the SUSE business segment (Note 19)

	12 months ended October 31, 2018 Number	6 months ended October 31, 2017 Number
Average monthly number of people
(including executive directors) employed by the Group:

Continuing Operations
Sales and distribution	6,960	3,659
Research and development	5,108	2,752
General and administration	1,587	958
	13,655	7,369

Discontinued Operations
Sales and distribution	540	465
Research and development	635	618
General and administration	10	6
	1,185	1,089

Total
Sales and distribution	7,500	4,124
Research and development	5,743	3,370
General and administration	1,597	964
Total	14,840	8,458

Ex-41

Notes to the consolidated financial statements (unaudited) continued
for the twelve months ended October 31, 2018 and six months ended October 31, 2017

35 Employees and directors continued

	12 months ended October 31, 2018		6 months ended October 31, 2017
	$	’000	$	’000
Key management compensation
Short-term employee benefits		17,262		8,631
Share based payments		29,665		14,832
Total		46,927		23,463

The key management figures above include the executive management team and directors.  There are no post-employment benefits. Directors’ remuneration is shown below.

	12 months ended October 31, 2018		6 months ended October 31, 2017
	$	’000	$	’000
Directors
Aggregate emoluments		9,722		4,861
Aggregate gains made on the exercise of share options		51,813		25,906
Company contributions to money purchase pension scheme		499		250
Total		62,034		31,017

Share based payments

The amount charged to the consolidated statement of comprehensive income in respect of continuing operation share based payments was $53.9 million for the twelve months ended October 31, 2018 (six months ended October 31, 2017: $18.3 million). The consolidated statement of comprehensive income has been presented split between continuing and discontinued operations. The table below provides information of the share-based payments on a continuing operations basis. The tables below for each type of share option are presented on a total Group basis only.

	12 months ended October 31, 2018		6 months ended October 31, 2017
	$	’000	$	’000
Share based compensation – IFRS 2 charge		52,407		18,514
Employer taxes		(4,904)		(1,733)
		47,503		16,781

As at October 31, 2018, accumulated employer taxes of $20.6 million (October 31, 2017: $18.9 million) is included in trade and other payables and $0.5 million (October 31, 2017: $1.0 million) is included in other non-current liabilities.

The Group has various equity-settled share-based compensation plans, details of which are provided on pages F-76 to F-81 of the consolidated financial statements in Item 18 in Form 20-F.

a) Incentive Plan 2005

	12 months ended October 31, 2018		6 months ended October 31, 2017
	Number of options ‘000	Weighted average exercise price pence	Number of options ‘000	Weighted average exercise price pence
Outstanding at November 1/ May 1	6,017	22	4,662	29
Exercised	(1,043)	12	(240)	16
Forfeited	(559)	3	(23)	16
Granted	1,205	-	1,618	1
Outstanding at October 31	5,620	14	6,017	22
Exercisable at October 31	2,270	51	1,654	70

The weighted average share price in the period for options on the date of exercise was 1,879 pence for the twelve months ended October 31, 2018 (six months ended October 31, 2017: 2,304 pence).

The amount charged to the consolidated statement of comprehensive income in respect of the scheme was $22.5 million for the twelve months ended October 31, 2018 (six months ended October 31, 2017: $7.7 million).  In addition to this $4.6 million (six months ended October 31, 2017: $0.4 million charge) was credited to the consolidated statement of comprehensive income in respect of national insurance on these share options.

Ex-42

Notes to the consolidated financial statements (unaudited) continued
for the twelve months ended October 31, 2018 and six months ended October 31, 2017

35 Employees and directors continued

Share based payments continued
	October 31, 2018			October 31, 2017
Range of exercise prices	Weighted average exercise price pence	Number of options ‘000	Weighted average remaining contractual life years	Weighted average exercise price pence	Number of options ‘000	Weighted average remaining contractual life years
£0.10 or less	1	5,127	6.7	3	5,412	7.3
£0.11 – £1.00	13	205	4.9	13	310	5.9
£3.01 - £4.00	358	146	0.7	358	146	1.7
More than £4.00	402	142	1.7	402	149	2.7
	14	5,620	4.0	22	6,017	7.0

The weighted average fair value of options granted during the 18 months ended October 31, 2018 determined using the Black-Scholes valuation model was £16.75 (six months ended October 31, 2017: £23.28).

The significant inputs into the model for the twelve months ended October 31, 2018 and the six months ended October 31, 2017 were:

	12 months ended October 31, 2018	6 months ended October 31, 2017
Weighted average share price at the grant date	£16.87	£23.28
exercise price shown above, expected volatility	between 28.59% and 48.54%	between 27.51% and 28.86%
expected dividend yield	between 2.82% and 7.02%	between 2.91% and 3.41%
expected option life	three years	three years
annual risk-free interest rate	between 1.0% and 1.6%	between 1.0% and 1.3%

The volatility measured at the standard deviation of continuously compounded share returns is based on statistical daily share prices over the last three years.

b) Additional Share Grants

	12 months ended October 31, 2018		6 months ended October 31, 2017
	Number of options ‘000	Weighted average exercise price pence	Number of options ‘000	Weighted average exercise price pence
Outstanding at November 1/ May 1	11,138	-	3,262	-
Exercised	(200)	-	-	-
Lapsed	(2,412)	-	-	-
Cancelled	(3,276)	-	-	-
Granted	5,239	-	7,876	-
Outstanding at October 31	10,489	-	11,138	-
Exercisable at October 31	3,062	-	3,062	-

Additional Share Grants – The Attachmate Group (“TAG”) acquisition
The Remuneration Committee awarded Additional Share Grants (“ASGs”) to a number of senior managers and executives, critical to delivering the anticipated results of the acquisition of The Attachmate Group, which completed on November 20, 2014.

ASGs are nil cost options over ordinary shares. The ASGs became exercisable, subject to the satisfaction of the performance condition, on the third anniversary of the date of Completion or November 1, 2017, whichever is earlier (the “vesting date”) and will remain exercisable until the tenth anniversary of Completion.

The performance condition is that the percentage of ordinary shares subject to the ASG which may be acquired on exercise on or after the vesting date is as follows:

(i)	0% if the Shareholder Return Percentage (as defined below) is 50% or less;
(ii)	100% if the Shareholder Return Percentage is 100% or more; and
(iii)	A percentage determined on a straight-line basis between (i) and (ii) above.

Ex-43

Notes to the consolidated financial statements (unaudited) continued
for the twelve months ended October 31, 2018 and six months ended October 31, 2017

35 Employees and directors continued

Share based payments continued
The “Shareholder Return Percentage” will be calculated by deducting 819.425 pence per share (the “Reference Price”), being the average of the 20 days before June 3, 2014 (being the date of the heads of agreement relating to the proposed combination of Micro Focus and Attachmate between Micro Focus, Wizard, Golden Gate Capital and Francisco Partners Management LP), from the sum of the “Vesting Price” (calculated as the average closing share price over the period of 20 days ending on the day prior to the vesting date) plus the total of all dividends per share between Completion and the vesting date. This will be divided by the Reference Price, multiplying the resulting figure by 100 to obtain the Shareholder Return Percentage.

The weighted average fair value of options granted was £4.40, after using the Monte-Carlo simulation model. The significant inputs into the model were weighted average share price of £11.24 at the grant date, exercise price shown above, expected volatility of 26.11%, expected dividend yield of 3.2%, an expected option life of three years and an annual risk-free interest rate of 2.08%. The volatility measured at the standard deviation of continuously compounded share returns is based on statistical daily share prices over the last three years.

Additional Share Grants – The HPE Software business acquisition
The Remuneration Committee awarded a number of Additional Share Grants (“ASGs”) to a number of senior managers and executives, critical to delivering the anticipated results of the acquisition of the HPE Software business, which completed on September 1, 2017.

ASGs are nil cost options over ordinary shares. The ASGs will become exercisable, subject to the satisfaction of the performance condition, on the third anniversary of the announcement date of September 7, 2016 (the “vesting date”) and will remain exercisable for a period of 84 months commencing on the Vesting date.

The performance condition is that the percentage of ordinary shares subject to the ASG, which may be acquired on exercise on or after the vesting date is as follows:

(i)	0% if the Shareholder Return Percentage (as defined below) is 50% or less;
(ii)	100% if the Shareholder Return Percentage is 100% or more; and
(iii)	A percentage determined on a straight-line basis between (i) and (ii) above.

b) Additional Share Grants continued

The “Shareholder Return Percentage” will be calculated by deducting 1817.75 pence per share (the “Reference Price”), being the average of the 20 days before August 1, 2016 (being the date of the heads of agreement relating to the proposed combination of Micro Focus and the HPE Software business), from the sum of the “Vesting Price” (calculated as the average closing share price over the period of 20 days ending on the day prior to the vesting date) plus the total of all dividends per share between the announcement date and the vesting date. This will be divided by the Reference Price, multiplying the resulting figure by 100 to obtain the Shareholder Return Percentage.

On September 20, 2018, the Group announced that, following a review of existing Additional Share Grant ("ASG") awards after the announcement of the forthcoming SUSE sale, ASG awards made to Executive Directors on completion of the HPE Software business acquisition on September 1, 2017 would be cancelled. New ASG awards were granted in order to align with the business plan to deliver value by October 2020 and focus Executive Directors on delivering significant value to shareholders over the three years from completion of the transaction. The Company believes that, in the light of the HPE Software business integration and the wider competitive environment evidenced by recent M&A activity in the software sector, the alignment of the vesting period to September 2020 is essential to provide an effective incentive over the period of the business plan.

The current Executive Directors (Kevin Loosemore, Stephen Murdoch and Chris Kennedy) and those who were Executive Directors at the time of the existing award and remain in employment (Nils Brauckmann and Mike Phillips) agreed to surrender their existing ASG awards made on September 1, 2017 which were due to vest on September 7, 2019.  In return, the Company has made new ASG awards over ordinary shares in the Company as detailed below, which are due to vest on September 1, 2020 (being three years from the completion of the Transaction).

Director	Number of granted and cancelled nil cost share options over Ordinary Shares	Number of replacement nil cost options over Ordinary Shares
	‘000	‘000
Kevin Loosemore	1,100	1,100
Stephen Murdoch	500	947
Chris Kennedy[1]	500	676
Mike Phillips	676	676
Nils Brauckmann	500	500
	3,276	3,899
1 The share options awarded to Chris Kennedy’s replacement HPE Software ASGs will lapse as a result of his resignation and subsequent leaving employment in February 2019. This has been reflected in the share options disclosures.

Ex-44

Notes to the consolidated financial statements (unaudited) continued
for the twelve months ended October 31, 2018 and six months ended October 31, 2017

35 Employees and directors continued

Share based payments continued

The Total Shareholder Returns (“TSR”) performance thresholds for the new awards are unchanged from the previous awards, save in respect of the period to vesting, and the number of new awards is equal to the number of previous awards which they replace, except for Stephen Murdoch and Chris Kennedy where increases of 447,000 and 176,000 awards respectively have been made to reflect Stephen’s promotion to Chief Executive Officer and to align Chris' awards to those granted to his predecessor.

As new ASG’s have been granted to replace the original ASG’s that have been cancelled, this is treated under IFRS 2 “Share-based payment” as modification of the original ASG grant. Due to the performance conditions attached to them, the fair value for ASG’s is determined using the Monte Carlo simulation method. The fair value of the original awards is determined at the modification date (20 Sept 2018) i.e. replacing the original fair values. The incremental fair value of the new awards over the original awards at the date of modification is recognized in addition to the grant date fair value. The original expense continues to be recognized over the original service period, the incremental expense is recognized over the remaining service period for the new awards i.e. to September 1, 2020 rather than September 7, 2019.

The weighted average fair value of options granted during the period determined using the Monte-Carlo simulation model was £4.80.

The significant inputs into the model for the periods were:

	12 months ended October 31, 2018	6 months ended October 31, 2017
Weighted average share price at the grant date	£18.35	£18.35
exercise price shown above, expected volatility	Between 28.00% - 31.00%	Between 28.00% - 31.00%
expected dividend yield	Between 3.26% - 5.29%	Between 3.26% - 5.29%
expected option life	1.96 years	1.96 years
annual risk-free interest rate	Between 0.43% - 0.84%	Between 0.43% - 0.84%

The volatility measured at the standard deviation of continuously compounded share returns is based on statistical daily share prices over the last three years.

The amount charged to the consolidated statement of comprehensive income in respect of the scheme was $38.2 million for the twelve months ended October 31, 2018 (six months ended October 31, 2017: $7.4 million). In addition to this $4.7 million (six months ended October 31, 2017: $2.2 million charge) was credited to the consolidated statement of comprehensive income in respect of national insurance on these share options.

	October 31, 2018			October 31, 2017
	Weighted average exercise price	Number of options	Weighted average remaining contractual life	Weighted average exercise price	Number of options	Weighted average remaining contractual life
Range of exercise prices	Pence	‘000	years	pence	‘000	life years
£ 0.00	-	10,489	5.5	-	11,138	6.0
	-	10,489	5.5	-	11,138	6.0

c) Sharesave and Employee Stock Purchase Plan 2006

In August 2006, the Company introduced the Micro Focus Employee Stock Purchase Plan 2006 and the Micro Focus Sharesave Plan 2006, approved by members on July 25, 2006. The Group operates several plans throughout the world, but the two main plans are the Sharesave Plan (“Sharesave”) primarily for UK employees and the Employee Stock Purchase Plan (“ESPP”) for employees in the USA and Canada. The Sharesave and ESPP provide for an annual award of options at a discount to the market price and are open to all eligible Group employees. Under these plans employees make monthly savings over a period (Sharesave three years, ESPP two years) linked to the grant of an option with an option price which can be at a discount (Sharesave 20%, ESPP 15%) of the market value of the shares on grant. The option grants are subject to employment conditions and continuous savings.

Further Sharesave and ESPP grants were made during the six months ended October 31, 2017 and the twelve months ended October 31, 2018.

Ex-45

Notes to the consolidated financial statements (unaudited) continued
for the twelve months ended October 31, 2018 and six months ended October 31, 2017

35 Employees and directors continued

Share based payments continued

	12 months ended October 31, 2018		6 months ended October 31, 2017
Sharesave	Number of options ‘000	Weighted average exercise price pence	Number of options ‘000	Weighted average exercise price pence
Outstanding at November 1/May 1	465	1,092	559	1,039
Exercised	(215)	829	(79)	690
Forfeited	(208)	1,508	(15)	1,226
Granted	454	1,293	-	-
Outstanding at October 31	496	1,185	465	1,092
Exercisable at October 31	47	1,116	11	695

Number of options ‘000	Date of grant	Exercise price per share pence	Exercise period
1	February 10, 2015	838.4	April 1,2018 – September, 30 2018
46	August 7,2015	1,112.0	October 1, 2018 – March 31, 2019
40	February 9,2016	1,200.0	April 1, 2019 – September 30, 2019
80	August 12,2016	1,465.6	October 1, 2019 – February 1, 2020
43	February 23,2018	1,720.0	April 1, 2021 – September 30, 2021
264	August 3,2018	1,023.0	October 1, 2021 – March 31, 2022
22	August 3, 2018	1,159.0	October 1, 2021 – April 1, 2022
496

	12 months ended October 31, 2018		6 months ended October 31, 2017
	Number of Options	Weighted Average exercise price	Number of Options	Weighted average exercise price

ESPP	‘000	pence	‘000	pence
At November 1/ May 1	89	1,702	124	1,510
Exercised	(93)	1,598	(17)	1,022
Forfeited	(13)	1,236	(18)	1,010
Granted	817	1,057	-	-
Outstanding at October 31	800	1,047	89	1,702
Exercisable at October 31	-	1,021	-	-

Number of options ‘000	Date of grant	Exercise price per share pence	Exercise period
19	October 1, 2016	1,875.6	October 1, 2018 – December 31, 2018
337	March 1, 2018	1,235.6	March 1, 2020 – May 31, 2020
444	July 1, 2018	868.5	July 1, 2020 – September 30, 2020
800

The amount charged to the consolidated statement of comprehensive income in respect of the Sharesave and ESPP schemes was $2.5 million for the twelve months ended October 31, 2018 (six months ended October 31, 2017: $0.6 million).

The weighted average fair value of options granted in the Sharesave and ESPP schemes during the twelve months ended October 31, 2018 determined using the Black-Scholes valuation model was £6.28 (six months ended October 31, 2017: £nil).

Ex-46

Notes to the consolidated financial statements (unaudited) continued
for the twelve months ended October 31, 2018 and six months ended October 31, 2017

35 Employees and directors continued

Share based payments continued

The significant inputs into the model for the 18 months ended October 31, 2018 were:

	12 months ended October 31, 2018	6 months ended October 31, 2017
Weighted average share price at the grant date	£15.48	n/a
exercise price shown above, expected volatility	between 28.82% - 48.60%	n/a
expected dividend yield	between 3.86% - 7.02%	n/a
expected option life	two or three years	n/a
annual risk-free interest rate	between 1.3% - 1.5%	n/a

36 Operating lease commitments – minimum lease payments

At October 31, 2018 the Group has a number of lease agreements in respect of properties, vehicles, plant and equipment, for which the payments extend over a number of years.

	October 31, 2018		October 31, 2017
	$	’000	$	’000
Future minimum lease payments under non-cancellable operating leases expiring:
No later than one year		65,831		80,600
Later than one year and no later than five years		139,695		231,100
Later than five years		22,503		39,500
Total		228,029		351,200

The Group leases various offices under non-cancellable operating lease agreements that are included in the table. The leases have various terms, escalation clauses and renewal rights. The minimum lease payments payable under operating leases recognized as an expense in the twelve months ended October 31, 2018 were $69.2 million (six months ended October 31, 2017: $34.6 million).

37 Contingent liabilities

The Company and several of its subsidiaries are, from time to time, parties to legal proceedings and claims which arise in the ordinary course of business. The directors do not anticipate that the outcome of these proceedings, actions and claims, either individually or in aggregate, will have a material adverse effect upon the Group’s financial position.

Shareholder litigation
Micro Focus International plc and certain current and former directors and officers are involved in two putative class action lawsuits in which plaintiffs are seeking damages for alleged violations of the Securities Act of 1933 and the Exchange Act of 1934.  Plaintiffs allege false and misleading statements or omissions in offering documents issued in connection with the Hewlett Packard Enterprise software business merger and issuance of Micro Focus American Depository Shares (“ADS”) as merger consideration, and other purportedly false and misleading statements. No liability has been recognized in either case as these are still very early in proceedings and it is too early to estimate whether there will be any financial impact.

38 Related party transactions

The Group’s related parties are its subsidiary undertakings, key management personnel, joint-venture partners and post-employment benefit plans.

Subsidiaries
Transactions between the Company and its subsidiaries have been eliminated on consolidation.

Remuneration of key management personnel
The remuneration of key management personnel of the Group (which is defined as members of the executive committee including executive directors) is set out in Note 35. There are no loans between the Group and the key management personnel.

Transactions with other related parties.
The following transactions occurred with other related parties:

Contributions made to pension plans by the Group on behalf of employees are set out in Note 27.
Sales and purchases of goods and services between related parties are not considered material.

Ex-47

Notes to the consolidated financial statements (unaudited) continued
for the twelve months ended October 31, 2018 and six months ended October 31, 2017

39 Business combinations

Summary of acquisitions

									Consideration
	Carrying value at acquisition		Fair value adjustments		Hindsight adjustments		Goodwill		Shares		Cash		Total
	$	’000	$	’000	$	’000	$	’000	$	’000	$	’000	$	’000

Acquisitions in the twelve months ended October 31, 2018:
COBOL-IT		(2,952)		14,026		-		5,588		-		16,662		16,662

Acquisitions in the six months ended October 31, 2017:
HPE Software business		(2,491,146)		4,143,712		3,228		4,858,374		6,514,170		-		6,514,170

		(2,494,098)		4,157,738		3,228		4,863,962		6,514,170		16,662		6,530,832

Acquisitions in the twelve months ended October 31, 2018:

1	Acquisition of COBOL-IT, SAS

On December 1, 2017, the Group completed on the acquisition of COBOL-IT, SAS (“COBOL-IT”). COBOL-IT, SAS is in the business of designing, editing and commercialization of software, IT devices and related services; technical support, training, consulting, and more generally any related missions; modification, migration and adaptation of IT systems from a technical environment to another; and advisory in IT system, and in particular strategy, management, commercial development, partnership or strategic alliances in IT sector.

Cash consideration of $16.7 million consists of completion payment of Euro 11.3m, retention amounts of Euro 2.7 million payable at a later date, working capital adjustments and net cash adjustments. The Group has not presented the full IFRS 3 “Business Combinations” disclosures as this acquisition is not material to the Group.

A fair value review was carried out on the assets and liabilities of the acquired business, resulting in the identification of intangible assets. The fair value review was finalized in the 12-month hindsight period following completion, which ended on November 30, 2018. Goodwill of $5.6 million (Note 14), deferred tax liabilities of $3.9 million and purchased intangibles of $14.0 million (15) (Purchased Technology $1.5m, Customer relationships $12.3 million and Trade names $0.2 million) and cash of $1.0 million were recorded as a result of the COBOL-IT acquisition and no hindsight adjustments were identified.

2	Acquisition of Covertix

On May 15, 2018, the Group entered into an Asset Purchase Agreement (“the agreement”) to acquire certain assets of Covertix, an Israeli company that had entered voluntary liquidation in April 2018. Covertix used their patented solutions to develop and sell security products that offered control and protection of confidential files when shared with both internal and external parties. Prior to entering liquidation Covertix had offices in Israel and the US, with partners in the Netherlands and Singapore.

Under the agreement, the Group paid $2.5 million in cash to acquire certain equipment, patents, license rights under certain agreements, and seven employees all involved in R&D activities. The assets and employees are being purchased by Entco Interactive (Israel) Ltd., while the IP rights are being purchased by EntIT Software LLC. The deal closed on July 26, 2018.

Under IFRS 3, the Covertix Ltd. acquisition is considered to be a business combination, however due to the immaterial amount of the transaction, the assets acquired have been recorded at cost and are being amortized over their useful lives within the ledgers of the acquiring entities. The Company did not create a new subsidiary for Covertix and no goodwill has been recorded.

Acquisitions in the six months ended October 31, 2017:

3	Acquisition of the HPE Software business

On September 1, 2017, the Company completed the acquisition of HPE's software business segment ("HPE Software business") by way of merger with a wholly owned subsidiary of HPE incorporated to hold the business of HPE Software in accordance with the terms of the previously announced Merger agreement ("Completion"). Accordingly, on Admission, American Depositary Shares representing 222,166,897 Consideration Shares were issued to HPE Shareholders, representing 50.1% of the fully diluted share capital of the Company.

There was judgement used in identifying who the accounting acquirer was in the acquisition of the HPE Software business, as the resulting shareholdings were not definitive to identify the entity which obtains control in the Transaction. The Group considered the other factors laid down in IFRS, such as the composition of the governing body of the combined entity, composition of senior management of the combined entity, the entity that issued equity interest, terms of exchange of equity interests, the entity which initiated the combination, relative size of each entity, the existence of a large minority voting interest in the combined entity and other factors (e.g. location of headquarters of the combined entity and, entity name). The conclusion of this assessment is that the Company is the accounting acquirer of the HPE Software business, and the acquisition accounting, as set out below, has been performed on this basis.

Ex-48

Notes to the consolidated financial statements (unaudited) continued
for the twelve months ended October 31, 2018 and six months ended October 31, 2017

Details of the net assets acquired and goodwill are as follows:

	Carrying value at acquisition		Fair value Adjustments		Fair value
	$	’000	$	’000	$	’000
Intangible assets (Note 11) [1]		72,825		6,467,000		6,539,825
Property, plant and equipment (Note 12)		160,118		-		160,118
Other non-current assets		41,929		-		41,929
Inventories		185		-		185
Trade and other receivables		721,009		-		721,009
Current tax recoverable		496		-		496
Cash and cash equivalents		320,729		-		320,729
Trade and other payables		(686,855)		1,616		(685,239)
Current tax liabilities		(9,942)		-		(9,942)
Borrowings		(2,547,604)		-		(2,547,604)
Short-term provisions		(30,182)		-		(30,182)
Short-term deferred income (Note 24) [2]		(701,169)		58,004		(643,165)
Long-term deferred income (Note 25) [2]		(116,858)		8,652		(108,206)
Long-term provisions (Note 26)		(38,983)		-		(38,983)
Retirement benefit obligations (Note 27)		(71,445)		-		(71,445)
Other non-current liabilities		(52,421)		12,145		(40,276)
Deferred tax assets/(liabilities) [3]		450,252		(2,403,705)		(1,953,453)
Net (liabilities)/assets		(2,487,916)		4,143,712		1,655,796
Goodwill (Note 10)						4,858,374
Consideration						6,514,170

Consideration satisfied by :
Shares						6,514,170

The Group has used acquisition accounting for the purchase and the goodwill arising on consolidation of $4,858.4 million has been capitalized. The Group made a repayment of working capital in respect of the HPE Software business acquisition of $225.8 million in the period.

Trade and other receivables are net of a provision for impairment of trade receivables of $21.5m.

A fair value review has been carried out on the assets and liabilities of the acquired business, resulting in the identification of intangible assets.

The fair value adjustments relate to:
[1]
Purchased intangible assets have been valued based on a market participant point of view and the fair value has been based on various characteristics of the product lines and intangible assets of the HPE Software business;

[2]	Deferred income has been valued taking account of the remaining performance obligations;
[3]	A deferred tax liability has been established relating to the purchase of intangibles.

The purchased intangible assets acquired as part of the acquisition can be analyzed as follows (Note 11):

	Fair value
	$	’000
Technology		1,809,000
Customer relationships		4,480,000
Trade names		163,000
Leases		15,000
		6,467,000

The value of the goodwill represents the value of the assembled workforce at the time of the acquisition with specific knowledge and technical skills. It also represents the prospective future economic benefits that are expected to accrue from enhancing the portfolio of products available to the Company’s existing customer base with those of the acquired business.

As a consequence of the HPE Software business transaction, the Group is subject to potentially significant restrictions relating to tax issues that could limit the Group’s ability to undertake certain corporate actions (such as the issuance of Micro Focus shares or Micro Focus ADSs or the undertaking of a merger or consolidation) that otherwise could be advantageous to the Group. The Group is obliged to indemnify HPE for tax liabilities relating to the separation of the HPE Software business from HPE if such liabilities are triggered by actions taken by the Group. The Group has robust procedures in place, including ongoing consultation with its tax advisors, to ensure no such triggering actions are taken.

Ex-49

Notes to the consolidated financial statements (unaudited) continued
for the twelve months ended October 31, 2018 and six months ended October 31, 2017

The impact of the results of the HPE Software business acquisition has not been included in these Financial Statements as it is not practical to do so as it has been integrated into the Micro Focus Product Portfolio segment.

40. Cash Flow Statement

	Note	12 months ended October 31, 2018 $’000	6 months ended October 31, 2017 $’000
Cash flows from operating activities
Profit from continuing operations		622,027	85,166
Profit from discontinued operation		55,501	21,439
Profit for the period		677,528	106,605
Adjustments for:
Net interest	6	268,924	73,788
Taxation	7	(678,004)	39,129
Share of results of associates		1,371	438
Operating profit		269,819	219,960
Research and development tax credits		172	(2,185)
Depreciation	12	78,890	16,289
Loss on disposal of property, plant and equipment		4,154	427
Amortization of intangible assets	11	744,604	198,606
Share-based compensation charge	35	53,873	18,302
Exchange movements		(29,806)	(4,699)
Provisions movements	26	69,426	73,433
Changes in working capital:
Inventories		251	(216)
Trade and other receivables		(177,117)	(231,762)
Payables and other liabilities		115,843	15,490
Provision utilization	26	(89,523)	(55,489)
Deferred income		115,609	15,868
Pension funding in excess of charge to operating profit		963	3,129
Cash generated from operating operations		1,157,158	267,153

41 Post Balance Sheet Events

For events occurring subsequent to October 31, 2018, see page F-90 of the group consolidated financial statements in Item 18 of Form 20-F.

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